Exhibit 10.2                                                                                                                                          EXECUTION COPY

TWIN DISC, INCORPORATED

AMENDED AND RESTATED

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

$25,000,000

6.05% SENIOR NOTES DUE APRIL 10, 2016

and

$50,000,000

PRIVATE SHELF FACILITY

______________

Dated as of June 30, 2014

00108597.DOC v.9

TABLE OF CONTENTS
(Not Part of Agreement)
Page

1.	AUTHORIZATION OF ISSUE OF SHELF NOTES	1
2.	PURCHASE AND SALE OF NOTES	1
	2A. [Intentionally Omitted]	2
	2B. Purchase and Sale of Shelf Notes	2
	2B(1) Facility	2
	2B(2) Issuance Period	3
	2B(3) Periodic Spread Information	3
	2B(4) Request for Purchase	4
	2B(5) Rate Quotes	4
	2B(6) Acceptance	4
	2B(7) Market Disruption	5
	2B(8) Facility Closings	5
	2B(9) Fees	6
	2B(9)(i) Structuring Fee	6
	2B(9)(ii) Issuance Fee	6
	2B(9)(iii) Delayed Delivery Fee	6
	2B(9)(iv) Cancellation Fee	7
3.	CONDITIONS OF CLOSING	8
	3A. Conditions of Restatement	8
	3A(1) Certain Documents	8
	3A(2) Opinion of Company’s Counsel	9
	3A(3) Representations and Warranties; No Default; Satisfaction of Conditions	9
	3A(4). Payment of Structuring Fee
	3A(5) Credit Agreement	9
	3A(6) Fees and Expenses	9
	3A(7) Proceedings	10
	3B. Conditions of Shelf Closing	10
	3B(1) Certain Documents	10
	3B(2) Opinion of Prudential’s Special Counsel	11
	3B(3) Opinion of Company’s Counsel	11
	3B(4) Representations and Warranties; No Default; Satisfaction of Conditions	11
	3B(5) Purchase Permitted By Applicable Laws; Approvals	12
	3B(6) Payment of Fees	12
	3B(7) Material Adverse Change	12
	3B(8) Fees and Expenses	12
	3B(9) Proceedings	12
4.	PREPAYMENTS	12
	4A. Required Prepayments	12
	4A(1) Required Prepayments of 2006 Notes	12
	4A(2) Required Prepayments of Shelf Notes	13
	4B. Optional Prepayment With Yield Maintenance Amount	13
	4C. Notice of Optional Prepayment	13
	4D. Partial Payments Pro Rata	13
	4E. Offer to Prepay Notes in the Event of a Change of Control	14
	4E(1). Notice of Change of Control	14
	4E(2). Notice of Acceptance of Offer under Paragraph 4E(1)	14
	4E(3). Offer to Prepay Notes	14
	4E(4). Rejection; Acceptance	14
	4E(5). Prepayment	14
	4E(6). Officer’s Certificate	14
	4F. No Acquisition of Notes	14
5.	AFFIRMATIVE COVENANTS	15
	5A. Payment	15
	5B. Corporate Existence; Properties; Ownership	15
	5C. Licenses	15
	5D. Reporting Requirements	15
	5E. Taxes	16
	5F. Inspection of Properties and Records	17
	5G. Reference in Financial Statements	17
	5H. Compliance with Laws	17
	5I. Compliance with Agreements	17
	5J. Notices	17
	5K. Insurance	18
	5L. New Subsidiaries; Acquisitions	19
	5M. Financial Covenants	19
	5N. Information Required by Rule 144A	20
	5O. Excess Leverage Fee	20
	5P. Most Favored Lender	20
6.	NEGATIVE COVENANTS	20
	6A. Liens	21
	6B. Indebtedness	21
	6C. Consolidation and Merger	21
	6D. Disposition of Assets	21
	6E. Investments	21
	6F. [Intentionally Omitted]	21
	6G. Transaction with Affiliates	21
	6H. Guarantees	21
	6I. [Intentionally Omitted]	22
	6J. [Intentionally Omitted]	22
	6K. Terrorism Sanctions Regulations	22
7.	EVENTS OF DEFAULT	22
	7A. Acceleration	22
	7B. Rescission of Acceleration	23
	7C. Notice of Acceleration or Rescission	23
	7D. Other Remedies	23
8.	REPRESENTATIONS, COVENANTS AND WARRANTIES	23
	8A. Organization and Qualification; Subsidiaries	23
	8B. Financial Statements	24
	8C. Authorization; Enforceability	24
	8D. Absence of Conflicting Obligations; Defaults	24
	8E. Taxes	24
	8F. Absence of Litigation	25
	8G. Indebtedness	25
	8H. Title to Property	25
	8I. ERISA	25
	8J. Fiscal Year	25
	8K. Compliance With Laws	25
	8L. Dump Sites	26
	8M. Tanks	26
	8N. Other Environmental Conditions	26
	8O. Environmental Judgments Decrees and Orders	26
	8P. Environmental Permits and Licenses	26
	8Q. Use of Proceeds	27
	8R. Investment Company	27
	8S. Accuracy of Information; Disclosure	27
	8T. Offering of Notes	28
	8U. Rule 144A	28
	8V. Foreign Assets Control Regulations, Etc.	28
	8W. Hostile Tender Offers	29
	8X. Solvency	29
9.	REPRESENTATIONS OF EACH PURCHASER	29
	9A. Nature of Purchase	29
	9B. Source of Funds	29
10.	DEFINITIONS; ACCOUNTING MATTERS	30
	10A. Yield Maintenance Terms	30
	10B. Other Terms	32
	10C. Accounting and Legal Principles, Terms and Determinations	46
11.	MISCELLANEOUS	47
	11A. Note Payments	47
	11B. Expenses	47
	11C. Consent to Amendments	48
	11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes	49
	11E. Persons Deemed Owners; Participations	50
	11F. Survival of Representations and Warranties; Entire Agreement	50
	11G. Successors and Assigns	50
	11H. Independence of Covenants	50
	11I. Notices	50
	11J. Payments Due on Non Business Days	51
	11K. Satisfaction Requirement	51
	11L. GOVERNING LAW	51
	11M. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	51
	11N. Severability	52
	11O. Descriptive Headings; Advice of Counsel; Interpretation	52
	11P. Counterparts; Facsimile Signatures	53
	11Q. Severalty of Obligations	53
	11R. Independent Investigation	53
	11S. Directly or Indirectly	53
	11T. Transaction References	53
	11U. Binding Agreement	53

00108597.DOC v.9	--

INFORMATION SCHEDULE

PURCHASER SCHEDULE

SCHEDULE 8A	--	SUBSIDIARIES AND THE COMPANY’S PERCENTAGE OWNERSHIP OF EACH
SCHEDULE 8F	--	LITIGATION
SCHEDULE 8L	--	DUMP SITES
SCHEDULE 8M	--	TANKS
SCHEDULE 8N	--	OTHER ENVIRONMENTAL CONDITIONS
SCHEDULE 8O	--	ENVIRONMENTAL JUDGMENTS, DECREES AND ORDERS
SCHEDULE 10B	--	EXISTING LIENS
EXHIBIT A-1	--	FORM OF 2006 NOTE
EXHIBIT A-2	--	FORM OF SHELF NOTE
EXHIBIT B	--	FORM OF REQUEST FOR PURCHASE
EXHIBIT C	--	FORM OF CONFIRMATION OF ACCEPTANCE
EXHIBIT D-1	--	FORM OF OPINION OF COMPANY’S COUNSEL FOR NOTE PURCHASE AGREEMENT (RESTATEMENT) ONLY
EXHIBIT D-2	--	FORM OF OPINION OF COMPANY’S COUNSEL FOR SHELF NOTES
EXHIBIT E	--	FORM OF COMPLIANCE CERTIFICATE

00108597.DOC v.9	--

TWIN DISC, INCORPORATED

1328 Racine Street

Racine, Wisconsin  53403

As of June 30, 2014

Prudential Investment Management, Inc. (“Prudential”)

Each of the Persons named in

   the Purchaser Schedule attached

   hereto as holders of 2006 Notes

   (the “Existing Holders”)

Each other Prudential Affiliate (as hereinafter

   defined) which becomes bound by certain

   provisions of this Agreement as hereinafter

   provided

c/o Prudential Capital Group

Two Prudential Plaza

Suite 5600

Chicago, Illinois  60601

Ladies and Gentlemen:

The undersigned, Twin Disc, Incorporated, a Wisconsin corporation (herein called the “Company”), hereby agrees with the Prudential, the Existing Holders and each purchasers named in the Purchaser Schedule attached hereto (together with the Existing Holders, herein called the “Purchasers”) as set forth below.  Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

INTRODUCTION

The Company and the Existing Holders are parties to that certain Note Agreement, dated as of April 10, 2006 as amended from time to time  (the “2006 Agreement”), under which a Series of senior promissory notes of the Company (the “2006 Notes”) are held by the Existing Holders in the original aggregate principal amount of $25,000,000, of which $7,142,857.10 aggregate principal amount is now outstanding, dated the date of issue thereof, maturing April 10, 2016, bearing interest  on the unpaid balance thereof from the date thereof until the principal thereof shall become due and payable at the rate of 6.05% per annum and on overdue principal, Yield-Maintenance Amount and interest at the rate specified therein, and substantially in the form of Exhibit A-1 attached hereto (after giving effect to the supplemental interest payable with respect thereto).  The terms “2006 Note” and “2006 Notes” as used herein shall include each 2006 Note delivered pursuant to any provision of this Agreement or the 2006 Agreement and each 2006 Note delivered in substitution or exchange for any such 2006 Note pursuant to any such provision.

The Company, Prudential and the Existing Holders desire to amend and restate the 2006 Agreement to read as set forth herein.  Accordingly, effective upon the execution and delivery hereof by the Company, Prudential and each Existing Holder upon satisfying the conditions in paragraph 3A, then the Company, Prudential and the Existing Holders agree that (a) the 2006 Agreement shall be amended and restated in its entirety to read as set forth in this Agreement, (b) each of the 2006 Notes shall be deemed amended to reflect that each such 2006 Note is governed by the laws of the State of New York, and (c) each of the 2006 Notes shall be deemed to be outstanding under this Agreement and be entitled to the benefits hereof.

1.	AUTHORIZATION OF ISSUE OF SHELF NOTES.

The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of up to $50,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than ten and one-half (10.5) years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than ten and one-half (10.5) years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(6), and to be substantially in the form of Exhibit A-2 attached hereto.  The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision.  The terms “Note” and “Notes” as used herein shall include each 2006 Note and each Shelf Note.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2.	PURCHASE AND SALE OF NOTES.

2A.           [Intentionally Omitted].

2B.           Purchase and Sale of Shelf Notes.

2B(1).                      Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility.”  At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2B(2).                      Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under paragraph 7A of this Agreement, and (v) the acceleration of any Note under paragraph 7A of this Agreement.  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3).                      Periodic Spread Information.  Not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier or telephone) with respect to various spreads at which Prudential or Prudential Affiliates might be interested in purchasing Shelf Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five (5) Business Days or such other period as shall be mutually agreed to by the Company and Prudential.  The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility.  Information so provided shall not constitute an offer to purchase Shelf Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Shelf Notes at the spreads specified.  Information so provided shall be representative of potential interest only. Prudential may suspend or terminate providing information pursuant to this paragraph 2B(3) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.

2B(4).                      Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than ten and one-half (10.5) years from the date of issuance), average life (which shall be no more than ten and one-half (10.5) years from the date of issuance), principal prepayment dates (if any) and amounts of the Shelf Notes covered thereby, (iii) specify the interest payment periods (which shall be quarterly in arrears), (iv) specify the use of proceeds of such Shelf Notes, (v) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase (which can be can be advanced by mutual agreement of Company and Prudential), (vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vii) certify (x) that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase, (y) that there exists on the date of such Request for Purchase no Event of Default or Default, and (z) the aggregate outstanding principal amount of the Notes issued hereunder after giving effect to the issuance of the Notes under such Request for Purchase and that the issuance of the Notes under such Request for Purchase is permissible under the Credit Agreement, and (viii) be substantially in the form of Exhibit B attached hereto.  Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(5).                      Rate Quotes.  Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(4), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, interest payment periods and principal prepayment schedules of Shelf Notes specified in such Request for Purchase on the basis of quarterly interest payments to be made in arrears.  Each quote shall represent the fixed interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate or Affiliates would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(6).                      Acceptance.  Within the Acceptance Window with respect to any interest rate quotes provided pursuant to paragraph 2B(5), the Company may, subject to paragraph 2B(7), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates.  The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to paragraph 2B(7) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate or Affiliates, and Prudential agrees to cause the purchase by a Prudential Affiliate or Affiliates of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(7).                      Market Disruption.  Notwithstanding the provisions of paragraph 2B(6), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(5) and thereafter, prior to the time an Acceptance with respect to such quotes shall have been made in accordance with paragraph 2B(6), the domestic market for U.S. Treasury securities or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly (on the same day of such Acceptance, if practical, otherwise on the immediately following Business Day) notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

2B(8).                      Facility Closings.  Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 180 North Stetson Street, Suite 5600, Chicago, Illinois 60601, Attention:  Law Department or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(8), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(9)(iii), or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

2B(9).                      Fees.

2B(9)(i).                      Structuring Fee.  In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential or at the direction of Prudential by wire transfer of immediately available funds a fee (herein called the “Structuring Fee”) in the amount of $25,000.00,  which amount shall be due payable on September 30, 2014,  provided however, that if Company delivers an Acceptance of an interest rate quote on or before September 30, 2014, then Prudential shall waive the Structuring Fee.

2B(9)(ii).                      Issuance Fee.  The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day in an amount equal to 0.10% of the aggregate principal amount of Notes issued to such Purchaser on such Closing Day.

2B(9)(iii).                      Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY – MMY) X DTS/360 X PA

where “BEY” means the Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential  and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.  In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(8).  Purchaser shall provide Company with a certificate setting out the manner of calculation of the Delayed Delivery Fee.

Notwithstanding any provision to the contrary, the Company shall not be required to pay a Delayed Delivery Fee to any Purchaser in the event that such delay results from such Purchaser’s failure to pay to the Company the purchase price for such Accepted Note, even though all conditions precedent set forth in paragraph 3B hereof have been satisfied as of the original Closing Day for the Accepted Notes of such Purchaser (other than an opinion from Purchaser’s special counsel required under paragraph 3B(2) unless the Company or any Subsidiary shall have failed to comply with any reasonable request of the Purchasers or their counsel to provide information necessary for the Purchaser’s special counsel to deliver the opinion required by paragraph 3B(2)).  In the event the delay results from a condition precedent in paragraph 3B that is within the control of the Company, and such condition is not satisfied within five (5) Business Days of the original Closing Day, the Company will be required to pay the applicable Delayed Delivery Fee.

2B(9)(iv).                      Cancellation Fee.  If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(6) or the penultimate sentence of paragraph 2B(8) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(9)(iii).  The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data).  Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place.  In no case shall the Cancellation Fee be less than zero.

3.	CONDITIONS OF CLOSING.

3A. Conditions of Restatement. The amendment and restatement of the 2006 Agreement pursuant to this Agreement shall become effective on the date (the “Restatement Date”) upon which the following have been satisfied:

3A(1).                      Certain Documents.  Prudential and each Existing Holder shall have received original counterparts or, if satisfactory to Prudential and such Existing Holder, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to Prudential and such Existing Holder, dated the Restatement Date unless otherwise indicated, and, on the Restatement Date, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i)           a Secretary’s Certificate signed by the Secretary or Assistant Secretary and one other officer of the Company certifying, among other things (a) as to the name, titles and true signatures of the officers of the Company authorized to sign this Agreement, and the other documents to be delivered in connection with this Agreement, (b) that attached thereto is a true, accurate and complete copy of the certificate of incorporation of the Company, certified by the Secretary of State of the state of organization of the Company as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the by-laws of the Company which were duly adopted and are in effect as of Restatement Date and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of the Company, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of this Agreement  and the other documents to be delivered in connection with this Agreement, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of the Company or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) that this Agreement and the other documents executed and delivered to such Purchaser by the Company are in the form approved by its Board of Directors or other managing body in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to the Company or any Subsidiary have been commenced or are contemplated.

(ii)           a certificate of good standing for the Company from the Wisconsin Department of Financial Institutions dated no more than thirty (30) calendar days prior to the Restatement Date; and

(iii)           such other certificates, documents and agreements as Prudential and such Existing Holder may reasonably request.

3A(2).                      Opinion of Company’s Counsel.  Prudential and each Existing Holder shall have received from von Briesen & Roper, s.c., counsel to the Company, a favorable opinion satisfactory to Prudential and such Existing Holder and substantially in the form of Exhibit D-1 attached hereto, and the Company, by its execution hereof, hereby requests and authorizes each such special counsel to render such opinion, and understands and agrees that Prudential and each Existing Holder receiving such an opinion will be relying, and is hereby authorized to rely, on such opinion.

3A(3).                      Representations and Warranties; No Default; Satisfaction of Conditions.  The representations and warranties contained in paragraph 8 shall be true on and as of the Restatement Date, both before and immediately after giving effect to the consummation of any transactions contemplated hereby; there shall exist on the Restatement Date no Event of Default or Default, both before and immediately after giving effect to the consummation of any transactions contemplated hereby; the Company shall have performed all agreements and satisfied all conditions required under this Agreement to be performed or satisfied on or before the Restatement Date; and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Restatement Date, to each such effect.

3A(4).                      Payment of Structuring Fee.  The Company shall have paid to Prudential and/or such Existing Holder in immediately available funds any fees due it pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to paragraph 2B(9)(i).

3A(5).                      Credit Agreement .  The Credit Agreement, which shall permit the Company to execute, deliver and perform its respective duties or obligations under this Agreement and the Notes, issue the Shelf Notes and consummate the other transactions contemplated hereby and by the Notes, and having other terms and conditions reasonably satisfactory to Prudential and the Existing Holders, shall have been duly executed and delivered by the Company and the Bank, and shall be in full force and effect.  Prudential and the Existing Holders shall have received a copy of the Credit Agreement, all amendments thereto, and all schedules and exhibits thereto, certified by an Officer’s Certificate, dated the Restatement Date, as correct and complete.

3A(6).                      Fees and Expenses.  Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of any special counsel to Prudential and the Existing Holders referred to in paragraph 3B(2) hereof.

3A(7). Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to Prudential and the Existing Holders, and Prudential and the Existing Holders shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

3B. Conditions of Shelf Closing. Each Purchaser’s obligation to purchase and pay for the Shelf Notes to be purchased by such Purchaser hereunder on any Closing Day is subject to the satisfaction, on or before such Closing Day, of the following conditions:

3B(1).                      Certain Documents.  Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser, dated the date of the applicable Closing Day unless otherwise indicated, and, on the applicable Closing Day, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i)           the Note or Notes to be issued to or purchased by such Purchaser on such Closing Day in the form of Exhibit A-2 attached hereto;

(ii)           a Secretary’s Certificate signed by the Secretary or Assistant Secretary and one other officer of the Company certifying, among other things (a) as to the name, titles and true signatures of the officers of the Company authorized to sign this Agreement, the Notes being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, (b) that attached thereto is a true, accurate and complete copy of the certificate of incorporation of the Company, certified by the Secretary of State of the state of organization of the Company as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the by-laws of the Company which were duly adopted and are in effect as of such Closing Day and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of the Company, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of this Agreement, the Notes being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of the Company or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) that this Agreement, the Notes being delivered on such Closing Day and the other documents executed and delivered to such Purchaser by the Company are in the form approved by its Board of Directors or other managing body in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to the Company or any Subsidiary have been commenced or are contemplated; provided, however, that with respect to any Closing Day subsequent to the Restatement Date, if none of the matters certified to in the certificate delivered by the Company under paragraph 3A(1)(i) or under this clause (ii) on the  Restatement Date or any prior Closing Day have changed and the resolutions referred to in sub-clause (d) of paragraph 3A(1)(i) or under this clause (ii) authorize the execution and delivery of the Notes being delivered on such subsequent Closing Day, then the Company may, in lieu of the certificate described above, deliver a Secretary’s Certificate signed by its Secretary or Assistant Secretary certifying that there have been no changes to the matters certified to in the certificate delivered by the Company on the Restatement Date or such prior Closing Day, as applicable, under paragraph 3A(1)(i) or under this clause (ii);

(iii)           a certificate of good standing for the Company from the Wisconsin Department of Financial Institutions dated no more than thirty (30) calendar days prior to the Closing Day;

(iv)           certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports listing all effective financing statements which name the Company as debtor and which are filed in the Wisconsin Department of Financial Institutions (or such other office which is, under the Uniform Commercial Code as in effect in the applicable jurisdiction, the proper office in which to file a financing statement under Section 9-501(a)(2) of such Uniform Commercial Code), together with copies of such financing statements; and

(v)           such other certificates, documents and agreements as such Purchaser may reasonably request.

3B(2).                      Opinion of Prudential’s Special Counsel.  Such Purchaser shall have received from Avila Rodriguez Hernandez Mena & Ferri LLP or such other counsel who are acting as special counsel for the Purchasers in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

3B(3).                      Opinion of Company’s Counsel.  Such Purchaser shall have received from von Briesen & Roper, s.c., counsel to the Company, a favorable opinion satisfactory to such Purchaser and substantially in the form of Exhibit D-2 attached hereto, and the Company, by its execution hereof, hereby requests and authorizes each such special counsel to render such opinion, and understands and agrees that each Purchaser receiving such an opinion will be relying, and is hereby authorized to rely, on such opinion.

3B(4).                      Representations and Warranties; No Default; Satisfaction of Conditions.  The representations and warranties contained in paragraph 8 shall be true on and as of such Closing Day, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby; there shall exist on such Closing Day no Event of Default or Default, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and the consummation of any other transactions contemplated hereby; the Company shall have performed all agreements and satisfied all conditions required under this Agreement to be performed or satisfied on or before such Closing Day; and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to each such effect.

3B(5).                      Purchase Permitted By Applicable Laws; Approvals.  The purchase of and payment for the Notes to be purchased by such Purchaser on such Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.  All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement and the Notes to be issued on such Closing Day or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance satisfactory to such Purchaser.

3B(6).                      Payment of Fees.  The Company shall have paid to Prudential and/or such Purchaser in immediately available funds any fees due it pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to paragraph 2B(9)(i), any Issuance Fee due pursuant to paragraph 2B(9)(ii) and any Delayed Delivery Fee due pursuant to paragraph 2B(9)(iii).

3B(7).                      Material Adverse Change.  No material adverse change in the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries, taken as a whole, since June 30, 2013 shall have occurred or be threatened, as determined by such Purchaser in its sole judgment.

3B(8).                      Fees and Expenses.  Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of any special counsel to the Purchasers referred to in paragraph 3B(2) hereof.

3B(9).                      Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4.           PREPAYMENTS.  The Notes shall be subject to prepayment only as specified in this paragraph 4 and upon acceleration pursuant to paragraph 7A.

4A.           Required Prepayments.

4A(1)                      Required Prepayments of 2006 Notes. Until the 2006 Notes shall be paid in full, the Company shall apply to the prepayment of the Notes, without premium, the sum of $3,571,428.58 on April 10 in each of the years 2010 to 2015, inclusive, and such principal amounts of the 2006 Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates (provided that upon any purchase of the 2006 Notes pursuant to paragraph 4E or 4F the principal amount of each required prepayment of the 2006 Notes becoming due under this paragraph 4A(1) on and after the date of such purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the 2006 Notes is reduced as a result of such purchase).  The remaining outstanding principal amount of the 2006 Notes, together with any accrued and unpaid interest thereon, shall become due on April 10, 2016, the maturity date of the 2006 Notes.

4A(2).                      Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series (provided that upon any prepayment or purchase of any Series of Shelf Notes pursuant to paragraph 4E or 4F the principal amount of each required prepayment of such Series of Shelf Notes becoming due under this paragraph 4A(2) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of such Series of Shelf Notes is reduced as the result of such prepayment or purchase).

4B.           Optional Prepayment With Yield-Maintenance Amount.  The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $500,000 and in a minimum amount of $1,000,000 on any one occurrence), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Notes of such Series, provided, however, that the Company may not prepay the Notes of any Series, in whole or in part pursuant to this paragraph 4B without the written consent of the Required Holders if at the time of such prepayment, or after giving effect thereto, a Default or Event of Default would exist.  Any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal thereof (including the required payment of principal due upon the maturity thereof) in inverse order of their scheduled due dates.

4C.           Notice of Optional Prepayment.  The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the aggregate principal amount of the Notes of such Series, and the Notes of such Series held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B.  Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date.  The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

4D.           Partial Payments Pro Rata.  In the case of each prepayment of less than the entire outstanding principal amount of all Notes of a Series pursuant to paragraphs 4A or 4B, the principal amount so prepaid shall be allocated pro rata to all Notes of such Series at the time outstanding in proportion to the respective outstanding principal amounts thereof.

4E.           Offer to Prepay Notes in the Event of a Change of Control.

4E(1).                      Notice of Change of Control.  The Company will, at least 30 days prior to any Change of Control, give written notice of such Change of Control to each holder of the Notes.  Such notice shall contain and constitute an offer to prepay the Notes as described in paragraph 4E(3) and shall be accompanied by the certificate described in paragraph 4E(6).

4E(2).                      Notice of Acceptance of Offer under Paragraph 4E(1).  If the Company shall at any time receive an acceptance to an offer to prepay Notes under paragraph 4E(1) from some, but not all, of the holders of the Notes, then the Company will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Notes.

4E(3).                      Offer to Prepay Notes.  The offer to prepay Notes contemplated by paragraph 4E(1) shall be an offer to prepay, in accordance with and subject to this paragraph 4E, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) at the time of the occurrence of the Change of Control.

4E(4).                      Rejection; Acceptance.  A holder of Notes may accept or reject the offer to prepay made pursuant to this paragraph 4E by causing a notice of such acceptance or rejection to be delivered to the Company prior to the prepayment date.  A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this paragraph 4E shall be deemed to constitute an acceptance of such offer by such holder.

4E(5).                      Prepayment.  Prepayment of the Notes to be prepaid pursuant to this paragraph 4E shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and the Yield-Maintenance Amount, if any, with respect thereto.  The prepayment shall be made at the time of occurrence of a Change of Control.

4E(6).                      Officer’s Certificate.  Each offer to prepay the Notes pursuant to this paragraph 4E shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the proposed prepayment date, (ii) that such offer is made pursuant to this paragraph 4E, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date, (v) that the conditions of this paragraph 4E have been fulfilled, and (vi) in reasonable detail, the nature and anticipated date of the Change of Control.

4F.           No Acquisition of Notes.  The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A or 4B, upon acceptance of an offer to prepay pursuant to paragraph 4E or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions.  Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.

5.           AFFIRMATIVE COVENANTS.  From and after the date of this Agreement, during the Issuance Period and unless otherwise consented to in accordance with paragraph 11C, which consent shall not be unreasonably withheld, until the entire amount of principal of, interest on and Yield-Maintenance Amount, if any, with respect to, the Notes, and all other amounts of fees and payments due under this Agreement and the Notes are paid in full:

5A.           Payment.  The Company covenants that it shall timely pay or cause to be paid the principal of and interest on the Notes and all other amounts due under this Agreement.

5B.           Corporate Existence; Properties; Ownership.  The Company covenants that it shall, and shall cause each Subsidiary to: (i) maintain its corporate or other organizational existence; except that the Company may permit any Subsidiary to merge into it or into a wholly owned Subsidiary; (ii) conduct its business substantially as now conducted or as described in any business plans delivered to the Purchasers prior to the date of closing; (iii) maintain all assets (other than assets no longer used or useful in the conduct of its business) in good repair, working order and condition, ordinary wear and tear excepted; and (iv) maintain accurate records and books of account in accordance with generally accepted accounting principles consistently applied throughout all accounting periods.

5C.           Licenses.  The Company covenants that it shall maintain in full force and effect each license, permit and franchise granted or issued by any federal, state or local governmental agency or regulatory authority that is reasonably necessary to or used in the Company’s or any Subsidiary’s business.

5D.           Reporting Requirements.  The Company covenants that it shall furnish to each Significant Holder such information respecting the business, assets and financial condition of the Company and its Subsidiaries as such Significant Holder may reasonably request and, without request:

(i) as soon as available, and in any event within forty-five (45) days after the end of the first three fiscal quarters of each fiscal year, (a) a consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as of the end of each such fiscal quarter; and (b) consolidated and consolidating statements of income and surplus of the Company and its consolidated Subsidiaries for each such fiscal quarter, all in reasonable detail and certified as true and correct, subject to audit and normal year-end adjustments, by the vice president of finance or treasurer of the Company; and

(ii)           as soon as available, and in any event within ninety (90) days after the close of each fiscal year, a copy of the detailed annual audit report for such year and accompanying consolidated financial statements of the Company and its consolidated Subsidiaries prepared in reasonable detail and in accordance with generally accepted accounting principles and audited by independent certified public accountants of recognized standing selected by the Company, and reasonably satisfactory to the Required Holder(s), which audit report shall be unqualified and shall be accompanied by: (a) an unqualified opinion of such accountants, in form and substance reasonably satisfactory to the Required Holder(s), to the effect that the same fairly presents the financial condition and the results of operations of the Company and its consolidated Subsidiaries for the periods and as of the relevant dates thereof, and (b) a certificate of such accountants setting forth their computations as to the Company’s compliance with paragraph 5M of this Agreement stating that in the ordinary course of their audit, conducted in accordance with generally accepted auditing practices, they did not become aware of any Event of Default or, if their audit disclosed an Event of Default, a specification of the Event of Default and the actions taken or proposed to be taken by the Company with respect thereto; and

(iii)           within (a) forty-five (45) days after the end of the first three fiscal quarters of each fiscal year and (ii) ninety (90) days after the close of each fiscal year, an executed Compliance Certificate, in the form of Exhibit E attached hereto; and

(iv)           promptly upon its becoming available, furnish to such Significant Holder one copy of each financial statement, report, notice, or proxy statement sent by the Company to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by the Company with any securities exchange or the Securities and Exchange Commission or any successor agency; and

(v)           as soon as received, but in any event not later than ten (10) days after receipt, copies of all management letters and other reports submitted to the Company by independent certified public accountants in connection with any examination of the financial statements of the Company and notify such Significant Holder promptly of any change in any accounting method used by the Company in the preparation of the financial statements to be delivered to such Significant Holder pursuant to this paragraph 5D;

(vi)           no later than July 31 of each year, a detailed forecast for the next fiscal year of the Company and its Subsidiaries in a form reasonably satisfactory to the Required Holder(s); and

(vii)   from time to time, such other information or documents (financial or otherwise) with respect to the Company or any of its Subsidiaries as any Significant Holder may reasonably request.

5E.           Taxes.  The Company covenants that it shall, and the Company shall cause each Subsidiary to, pay all taxes and assessments prior to the date on which penalties attach thereto, except for any tax or assessment which is either not delinquent or which is being contested in good faith and by proper proceedings and against which adequate reserves have been provided.

5F.           Inspection of Properties and Records.  The Company covenants that it shall, and the Company shall cause each Subsidiary to, permit each Significant Holder or its agents or representatives to visit any of its properties and examine any of its books and records upon reasonable prior notice, at any reasonable time and as often as may be reasonably desired, and the Company shall facilitate each such inspection, audit and examination; provided, however, that nothing in this Agreement shall require the Company to disclose, or shall entitle such Significant Holder to examine, copy or otherwise have access to, the Company’s trade secrets, which the Company has informed such Significant Holder are trade secrets of the Company, prior to any Event of Default nor thereafter, unless the Company and such Significant Holder shall enter into a confidentiality and nondisclosure agreement with respect to such trade secrets which agreement shall have terms reasonably acceptable to the Company.

5G.           Reference in Financial Statements.  The Company covenants that it shall include, to the extent required by applicable Law, or cause to be included, a reference to this Agreement in all financial statements of the Company which are furnished to stockholders, financial reporting services, creditors and prospective creditors.

5H.           Compliance with Laws.  The Company covenants that it shall, and the Company shall cause each Subsidiary to:  (a) comply in all material respects with all applicable Environmental Laws, and orders of regulatory and administrative authorities with respect thereto, and, without limiting the generality of the foregoing, promptly undertake and diligently pursue to completion appropriate and legally authorized containment, investigation and clean-up action in the event of any release of Hazardous Materials on, upon or into any real property owned, operated or within the control of the Company or any Subsidiary; and (b) comply in all material respects with all other Laws applicable to the Company, its Subsidiaries, or their respective assets or operations.

5I.           Compliance with Agreements.  The Company covenants that it shall, and the Company shall cause each Subsidiary to, perform and comply in all respects with the provisions of any agreement (including without limitation any collective bargaining agreement), license, regulatory approval, permit and franchise binding upon the Company or any Subsidiary or their respective assets or properties, if the failure to so perform or comply would have a material adverse effect on the condition (financial or otherwise) of the business, assets or properties of the Company or any Subsidiary.

5J.           Notices.  The Company covenants that it shall:

(i)           as soon as possible and in any event within five (5) Business Days after the Company’s knowledge of the occurrence of any Default or Event of Default, notify each holder of the Notes in writing of such Default or Event of Default and set forth the details thereof and the action which is being taken or proposed to be taken by the Company with respect thereto;

(ii)           promptly notify each holder of the Notes of the commencement of any litigation or administrative proceeding that would cause the representation and warranty of the Company contained in paragraph 8F of this Agreement to be untrue;

(iii)           promptly notify each holder of the Notes:  (a) of the occurrence of any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) that has occurred with respect to any Plan; and (b) of the institution by the PBGC or the Company or any Subsidiary of proceedings under Title IV of ERISA to terminate any Plan;

(iv)           unless prohibited by applicable Law, notify each holder of the Notes, and provide copies, immediately upon receipt but in any event not later than ten (10) days after receipt, of any notice, pleading, citation, indictment, complaint, order or decree from any federal, state or local government agency or regulatory body, or any other source, asserting or alleging a circumstance or condition that requires or may require a financial contribution in an amount of $1,000,000 or more by the Company or any Subsidiary, or both, or an investigation, clean-up, removal, remedial action or other response by or on the part of the Company or any Subsidiary, or both, under Environmental Laws which would cost $1,000,000 or more or which seeks damages or civil, criminal or punitive penalties in an amount of $1,000,000 or more from or against the Company or any Subsidiary, or both, for an alleged violation of Environmental Laws; and provide each holder of the Notes with written notice of any condition or event which would make the representations and warranties contained in paragraphs 8K through 8P of this Agreement inaccurate, as soon as the Company becomes aware of such condition or event;

(v)           notify each holder of the Notes at least thirty (30) days prior to any change of the Company’s name or its use of any trade name;

(vi)           promptly notify each holder of the Notes of any damage to, or loss of, any of the assets or properties of the Company if the net book value of the damaged or lost asset or property at the time of such damage or loss exceeds $1,000,000;

(vii)           promptly notify each holder of the Notes of the commencement of any investigation, litigation, or administrative or regulatory proceeding by, or the receipt of any notice, citation, pleading, order, decree or similar document issued by, any federal, state or local governmental agency or regulatory authority that results in, or may result in, the termination or suspension of any license, permit or franchise necessary to the Company’s business, or that imposes, or may result in the imposition of, a fine or penalty in an amount of $1,000,000 or more on the Company or both; and

(viii)           promptly notify each holder of the Notes of any material adverse change in the business, operations, assets, property, prospects or financial condition of the Company.

5K.           Insurance.  The Company covenants that it shall, and the Company shall cause each Subsidiary to obtain and maintain at its own expense the following insurance, which shall be with insurers satisfactory to the Required Holder(s): (i) “all risks” property insurance in amounts not less than the one hundred percent (100%) replacement cost of all buildings, improvements, fixtures, equipment and other real and personal property of the Company or such Subsidiary, with a replacement cost agreed amount endorsement; (ii) commercial general liability insurance covered under a commercial general liability policy including contractual liability in an amount not less than $1,000,000 combined single limit for bodily injury, including personal injury, and property damage; (iii) product liability insurance in such amounts as is customarily maintained by companies engaged in the same or similar businesses; and (iv) worker’s compensation insurance in amounts meeting all statutory state and local requirements.  The property and commercial general liability policies described above shall require the insurer to provide at least thirty (30) days’ prior written notice to each Significant Holder of any material change or cancellation of such policy.

5L.           New Subsidiaries; Acquisitions.  If the Company organizes one or more new Subsidiaries after the Restatement Date in compliance with the terms of this Agreement, the Company shall promptly deliver to each holder of the Notes an amended Schedule 8A listing all of the Subsidiaries of the Company, together with the Company’s percentage of ownership of such Subsidiary.  The Company agrees to give prior written notice to each holder of the Notes of any such new Subsidiary and of any acquisition permitted under paragraph 6C.

5M.           Financial Covenants.  The Company covenants that:

(i)           Minimum Net Worth.  The Company and its consolidated Subsidiaries shall maintain at all times an aggregate Net Worth of at least $120,018,000 plus 35% of the positive consolidated Net Income for each fiscal quarter from and after December 31, 2013 on a cumulative basis.  For purposes of all computations made pursuant to this paragraph 5M(i), the Company may exclude from Net Worth adjustments that result from (a) changes to the assumptions used by the Company in determining its pension liabilities or (b) changes in the market value of plan assets up to an aggregate amount of adjustments equal to $34,000,000.

The Company shall document such adjustments in the Compliance Certificate delivered by the Company to each Significant Holder pursuant to paragraph 5D(iii) of this Agreement.

(ii)           Minimum EBITDA.  The Company and its consolidated Subsidiaries shall achieve EBITDA of at least $11,000,000 for the four fiscal quarters of the Company and its consolidated Subsidiaries ending on the date of determination. This covenant shall be tested quarterly at the end of each fiscal quarter, commencing June 30, 2014 and at the end of each fiscal quarter thereafter.

(iii)           Maximum Total Funded Debt to EBITDA Ratio.  The Company and its consolidated Subsidiaries shall not permit the ratio of Total Funded Debt to EBITDA to exceed 3.00 to 1.00, tested at the end of each fiscal quarter of Company, commencing June 30, 2014, all as determined, in the case of Total Funded Debt, on the date of determination, and in the case of EBITDA, for the preceding four fiscal quarters of the Company and its consolidated Subsidiaries ending on the date of determination. This covenant shall be tested quarterly at the end of each fiscal quarter.

5N.           Information Required by Rule 144A.  The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act.  For the purpose of this paragraph 5N, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5O.           Excess Leverage Fee.  If the ratio of Total Funded Debt to EBITDA, determined, in the case of Total Funded Debt, on the date of determination, and in the case of EBITDA, for the preceding four fiscal quarters of the Company and its consolidated Subsidiaries ending on the date of determination, as of the end of any fiscal quarter ending on or after June 30, 2009 is greater than 2.50 to 1.00, then, in addition to the interest accruing on the 2006 Notes, the Company agrees to pay to each holder of a 2006 Note a fee (the “Excess Leverage Fee”) on the daily average outstanding principal amount of such 2006 Note during such fiscal quarter at a rate per annum equal to 0.50%.  The Excess Leverage Fee with respect to each 2006 Note for any fiscal quarter shall be calculated on the same basis as interest on such 2006 Note is calculated and shall be paid in arrears within forty-five (45) days of the end of such fiscal quarter.  The payment of any Excess Leverage Fee shall not constitute a waiver of any Default or Event of Default.   If for any reason the Company fails to deliver the financial statements required by paragraph 5D hereof for a fiscal quarter or fiscal year by the date the Excess Leverage Fee, if any, would be payable for such fiscal quarter, then, for the purposes of this paragraph 5O, the ratio of Total Funded Debt to EBITDA for such fiscal quarter or for the last fiscal quarter of such fiscal year, as the case may be, shall be deemed to be greater than 2.50 to 1.00.

5P.           Most Favored Lender.  The Company covenants that if, on any date, it or any other Credit Agreement Borrower enters into, assumes or otherwise becomes bound or obligated under any agreement evidencing, securing, guaranteeing or otherwise relating to any Indebtedness (other than the Indebtedness evidenced by the Notes) in excess of $1,000,000, or obligations in excess of $1,000,000 in respect of one or more Swap Agreements, of any one or more of the Company and any other Credit Agreement Borrower, that contains, or amends any such agreement to contain, one or more Additional Covenants or Additional Defaults, then on such date the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement.  The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 5P, but shall merely be for the convenience of the parties hereto.

6.           NEGATIVE COVENANTS.  From and after the date of this Agreement, during the Issuance Period and unless otherwise consented to in accordance with paragraph 11C, which consent shall not be unreasonably withheld, until the entire amount of principal of, interest on and Yield-Maintenance Amount, if any, with respect to, the Notes, and all other amounts of fees and payments due under this Agreement and the Notes are paid in full:

6A.           Liens.  The Company covenants that it will not, and will not permit any Subsidiary to, incur, create, assume or permit to be created or allow to exist any Lien upon or in any of its real estate, assets or properties, except Permitted Liens.

6B.           Indebtedness.  The Company covenants that it will not, and will not permit any Subsidiary to, incur, create, assume, permit to exist, guarantee, endorse or otherwise become directly or indirectly or contingently responsible or liable for any Indebtedness, except Permitted Indebtedness.

6C.           Consolidation and Merger.  The Company covenants that it will not, and will not permit any Subsidiary to, consolidate with or merge into any other Person, or permit another Person to merge into it, or acquire substantially all of the assets of any other Person, whether in one or a series of transactions, except that (i) the Company may permit any Subsidiary to merge into it or into a wholly owned Subsidiary, and (ii) provided that  no Default or Event of Default then exists or would be created thereby, the Company may acquire substantially all of the assets or business or stock or other evidences of beneficial ownership of, any Person, provided further that the aggregate consideration paid and liabilities assumed for all such transactions may not exceed $20,000,000 in any fiscal year, on a non-cumulative basis.

6D.           Disposition of Assets.  The Company covenants that it will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets or properties except, prior to the occurrence of an Event of Default: (i) sales of inventory in the ordinary course of business; (ii) sales or other disposition of equipment, provided that such equipment is replaced by equipment of a similar kind and equivalent value; (iii) sales or other dispositions of any asset that is no longer used or useful in the business of the Company or any Subsidiary, and (iv) other dispositions of assets provided that such assets, in the aggregate for all such dispositions after the Restatement Date, (a) represent no more than 5% of the consolidated assets of the Company and its consolidated Subsidiaries as of the end of the fiscal quarter preceding any such disposition date and (b) are responsible for no more than 5% of the consolidated net revenues or of the consolidated net income of the Company and its consolidated Subsidiaries, for the four consecutive fiscal quarters ending on the last day of the fiscal quarter preceding the disposition date.

6E.           Investments.  The Company covenants that it will not, and will not permit any Subsidiary to, make any Investment in or to other Persons, except Permitted Investments.

6F.            [Intentionally Omitted].

6G.           Transaction with Affiliates.  The Company covenants that it will not, and will not permit any Subsidiary to, engage in any transaction with an Affiliate on terms materially less favorable to the Company or such Subsidiary than would be available at the time from a Person who is not an Affiliate.

6H.           Guarantees.  The Company covenants that it will not, and will not permit any Subsidiary to, guarantee the Indebtedness of any Person, except guarantees of the Notes or Indebtedness under the Credit Agreement. If any Subsidiary becomes a guarantor, co-obligator or otherwise jointly liable for the obligations of the Company, or of any Credit Agreement Borrower that is a Domestic Subsidiary, under the Credit Agreement, or any Domestic Subsidiary becomes a Credit Agreement Borrower, such Subsidiary will concurrently therewith provide a guarantee of the Notes in form and substance reasonably satisfactory to the Required Holders; such guaranty will be accompanied by a secretary’s certificate fulfilling the requirements of paragraph 3A(1)(i) and a favorable opinion of counsel to such Domestic Subsidiary, all in form, content and scope reasonably satisfactory to the Required Holders.

6I.           [Intentionally Omitted]

6J.           [Intentionally Omitted]

6K.           Terrorism Sanctions Regulations.  The Company will not and will not permit any Controlled Entity to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of, or subject to sanctions under, any laws or regulations that are applicable to such holder.

7.           EVENTS OF DEFAULT.

7A.           Acceleration.  If any Event of Default shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise), then (a) if such Event of Default is an Event of Default specified in clause (i) of the definition of Notice Event of Default, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (b) if such Event of Default is an Automatic Event of Default, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and the Facility shall automatically terminate, and (c) if such Event of Default is a Event of Default specified in any of clauses (i) through (ix), inclusive, of the definition of Notice Event of Default, the Required Holder(s) of the Notes of any Series may at its or their option, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, and Prudential may at its option, by notice in writing to the Company, terminate the Facility.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount by the Company in the event the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

7B.           Rescission of Acceleration.  At any time after any or all of the Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the Default Rate, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement.  No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C.           Notice of Acceleration or Rescission.  Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

7D.           Other Remedies.  If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.  No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8.           REPRESENTATIONS, COVENANTS AND WARRANTIES.  The Company represents, covenants and warrants as follows:

8A.           Organization and Qualification; Subsidiaries.  The Company and each Subsidiary is a corporation, limited liability company, partnership, trust or other domestic or foreign entity or organizational form duly and validly organized and existing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has the corporate or other organizational power and all necessary licenses, permits and franchises to own its assets and properties and to carry on its business as now conducted or presently contemplated.  Each of the Company and each Subsidiary is duly licensed or qualified to do business and is in active status or good standing in all jurisdictions in which failure to do so would have a material adverse effect on its business or financial condition.  All of the Subsidiaries of the Company and a designation as to whether such Subsidiary is a Domestic Subsidiary, together with the Company’s percentage of ownership of each Subsidiary, are set forth on Schedule 8A.

8B.           Financial Statements.  All of the financial statements of the Company and its Subsidiaries heretofore furnished to any Purchaser by the Company are accurate and complete in all material respects and fairly present the financial condition and the results of operations of the Company and its Subsidiaries for the periods covered thereby and as of the relevant dates thereof, all financial statements were prepared in accordance with generally accepted accounting principles, subject in the case of interim financial statements to audit and year-end adjustments.  There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Company and its Subsidiaries since the end of the most recent fiscal year for which audited financial statements had been furnished to Prudential and the Existing Holders at the time of the execution of this Agreement (in the case of making this representation at the time of the Restatement Date), or, in the case of making this representation at the time of submitting a Request for Purchase or the issuance of a Series of Shelf Notes, since the end of the most recent fiscal year for which audited financial statements had been provided to Prudential prior to the time Prudential provided the interest rate quote to the Company pursuant to paragraph 2B(5) with respect to such Series of Shelf Notes.  The Company has no knowledge of any material liabilities of any nature not disclosed in writing to Prudential and each Purchaser.

8C.           Authorization; Enforceability.  The making, execution, delivery and performance of this Agreement and the Notes, and compliance with their respective terms, have been duly authorized by all necessary corporate or other organizational action of the Company.  This Agreement and the Notes are the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

8D.           Absence of Conflicting Obligations; Defaults.  The making, execution, delivery and performance of this Agreement and the Notes, and compliance with their respective terms, do not violate any presently existing provision of Law or the articles or certificate of incorporation or bylaws (or equivalent governing documents) of the Company or any Subsidiary, or any agreement material to the business of the Company or any Subsidiary to which either the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets is bound.  Neither the Company nor any Subsidiary is in default in the payment of the principal of or interest on any of its Indebtedness or in default under any instrument or instruments or agreements under and subject to which any Indebtedness has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time, or with the giving of notice, or both, would constitute an event of default thereunder or an Event of Default under this Agreement.

8E.           Taxes.  Each of the Company and each Subsidiary has filed all federal, state, foreign and local tax returns which were required to be filed (subject to any valid extensions of the time for filing), the failure to file of which would have a material adverse effect on the Company’s or such Subsidiary’s business or financial condition, and has paid, or made provision for the payment of, all taxes owed by it, and no tax deficiencies have been assessed or, to the Company’s knowledge, proposed against the Company or any Subsidiary.

8F.           Absence of Litigation.  Except as set forth on Schedule 8F, neither the Company nor any Subsidiary is a party to, and so far as is known to the Company there is no threat of, any litigation or administrative proceeding which would, if adversely determined, impair the ability of the Company to perform its obligations under this Agreement or the Notes, cause any material adverse change in the assets and properties of the Company or any Subsidiary, cause any material impairment of the right to carry on the business of the Company or any Subsidiary, or cause any material adverse effect on the financial condition of the Company or any Subsidiary.

8G.           Indebtedness.  Neither the Company nor any Subsidiary has incurred any Indebtedness except for Permitted Indebtedness.

8H.           Title to Property.  Each of the Company and each Subsidiary has good title to, or a valid leasehold interest in, all assets and properties necessary to conduct its business as now conducted or proposed to be conducted, and there are no Liens on any of the assets or properties of the Company or any Subsidiary other than Permitted Liens.  Each of the Company and each Subsidiary has all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, reasonably necessary to conduct its business as now conducted or proposed to be conducted, and the Company does not know of any conflict with or violation of any valid rights of others with respect thereto.

8I.           ERISA.  The Company has no knowledge: (a) that any Plan is in noncompliance in any material respect with the applicable provisions of ERISA or the Code; (b) of any pending or threatened litigation or governmental proceeding or investigation against or relating to any Plan; (c) of any reasonable basis for any material proceedings, claims or actions against or relating to any Plan; (d) that the Company has incurred any “accumulated funding deficiency” within the meaning of Section 302(a)(2) of ERISA in connection with any Plan; or (e) that there has been any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) with respect to any Plan, the occurrence of which would have a material adverse effect on the business or condition (financial or otherwise) of the Company or any Subsidiary, or both, or that the Company or any Subsidiary, or both, has incurred any liability to the PBGC under Section 4062 of ERISA in connection with any Plan. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.  The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser’s representation in paragraph 9B.

8J.           Fiscal Year.  The Company’s fiscal year ends on June 30.

8K.           Compliance With Laws.  Each of the Company and each Subsidiary is in compliance with all Laws applicable to the Company or any Subsidiary, their respective assets or operations, the failure to comply with which could have a material adverse effect on the Company’s or such Subsidiary’s business or financial condition.

8L.           Dump Sites.  To the Company’s knowledge after reasonable investigation, with respect to any period during which the Company or any Subsidiary has occupied the Facilities and with respect to the time before the Company or any Subsidiary occupied the Facilities, no Person has caused or permitted petroleum products or hazardous substances or other materials to be stored, deposited, treated, recycled or disposed of on, under or at the Facilities, which materials, if known to be present, might require investigation, clean-up, removal or some other remedial action under Environmental Laws except as set forth in Schedule 8L hereto, and the Company hereby certifies to each Purchaser that all such petroleum products or hazardous substances or other materials are being stored, deposited, treated, recycled or disposed of in accordance with all applicable Environmental Laws and none of such items or matters shall have a material adverse effect upon the financial condition of the Company or any Subsidiary or any of their assets or properties.

8M.           Tanks.  There are not now nor, to the Company’s knowledge after reasonable investigation, have there ever been tanks, containers or other vessels on, under or at the Facilities that contained petroleum products or hazardous substances or other materials which, if known to be present in soils or ground water, might require investigation, clean-up, removal or some other remedial action under Environmental Laws except for those tanks, containers or other vessels described in Schedule 8M hereto, and the Company hereby certifies to each Purchaser that all such tanks, containers or other vessels are being treated or have been treated in accordance with all applicable Environmental Laws and have not caused and shall not cause any material adverse effect upon the financial condition of the Company or any Subsidiary or any of their assets or properties.

8N.           Other Environmental Conditions.  To the best of the Company’s knowledge after reasonable investigation, there are no conditions existing currently or likely to exist during the term of this Agreement, during the Issuance Period or prior to the latest maturity date of the Notes that would subject the Company or any Subsidiary to damages, penalties, injunctive relief or clean-up costs under any Environmental Laws, or that might require investigation, clean-up, removal or some other remedial action by the Company or any Subsidiary under Environmental Laws except as set forth in Schedule 8N hereto, and the Company hereby certifies to each Purchaser that none of such conditions would cause a material adverse effect upon the financial condition of the Company or any Subsidiary or any of their properties or assets.

8O.           Environmental Judgments Decrees and Orders.  No judgment, decree, order or citation related to or arising out of Environmental Laws is applicable to or binds the Company, any Subsidiary, the Facilities or the owner of any of the Facilities except as set forth in Schedule 8O hereto and the Company hereby certifies to each Purchaser that none of such matters shall have a material adverse affect upon the financial condition of the Company or any Subsidiary or any of their assets or properties.

8P.           Environmental Permits and Licenses.  All permits, licenses and approvals required under Environmental Laws necessary for each of the Company and each Subsidiary to operate the Facilities and to conduct its business as now conducted or proposed to be conducted, which are currently obtainable have been obtained and are in full force and effect.

8Q.           Use of Proceeds.  The proceeds of any Shelf Notes will be used as specified in the Request for Purchase applicable thereto. Neither the Company nor any Subsidiary owns or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”).  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute the sale or purchase of any Notes a “purpose credit” within the meaning of such Regulation U.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.  Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any Note to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect

8R.           Investment Company.  Neither the Company nor any of its Subsidiaries is  (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Energy Policy Act of 2005, as amended, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended.

8S.           Accuracy of Information; Disclosure.  All information, certificates, documents or statements by the Company given in, or pursuant to, this Agreement (whether in writing, by electronic messaging or otherwise) to Prudential or any Purchaser by or on behalf of the Company were, are and shall be accurate, true and complete when given and none of such information, certificates, documents or statements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.  There is no fact or facts peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now reasonably foresee), individually or in the aggregate, reasonably be expected to materially adversely affect the business, property or assets, or financial condition of the Company or any of its Subsidiaries and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to Prudential and each Purchaser by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby, or that has been disclosed in a public filing with the Securities and Exchange Commission or a press release prior to the date hereof.  Any financial projections delivered to Prudential or any Purchaser on or prior to the date hereof are reasonable based on the assumptions stated therein and the best information available to the officers of the Company.

8T.           Offering of Notes.  Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8U.           Rule 144A.  The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

8V.        Foreign Assets Control Regulations, Etc.

(a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

              (b)Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

              (c)No part of the proceeds from the sale of the Notes hereunder:

(i)              constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)              will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)              will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)           The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

8W.           Hostile Tender Offers.  None of the proceeds of the sale of any Shelf Notes will be used to finance a Hostile Tender Offer.

8X           Solvency. The Company and each Significant Subsidiary shall be Solvent.

 9.           REPRESENTATIONS OF EACH PURCHASER.  Each Purchaser represents as follows:

9A.           Nature of Purchase.  Such Purchaser is not acquiring the Notes to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.

9B.           Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)           the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10.           DEFINITIONS; ACCOUNTING MATTERS.  For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A.           Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or paragraph 4E or is declared to be or otherwise becomes immediately due and payable pursuant to paragraph 7A, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of the (x) 0.50% plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

 “Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or paragraph 4E or is declared to be or otherwise becomes immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal.  The Yield-Maintenance Amount shall in no event be less than zero.

10B.           Other Terms.

“2006 Agreement” shall have the meaning given in the introductory paragraph hereof

“2006 Notes” shall have the meaning given in the introductory paragraph hereof.

“Acceptance” shall have the meaning given in paragraph 2B(6) hereof.

“Acceptance Day” shall have the meaning given in paragraph 2B(6) hereof.

“Acceptance Window” shall mean, with respect to any interest rate quotes provided by Prudential pursuant to paragraph 2B(5), the time period designated by Prudential as the time period during which the Company may elect to accept such interest rate quotes.  If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be 2 minutes after the time Prudential shall have provided such interest rate quotes to the Company.

“Accepted Note” shall have the meaning given in paragraph 2B(6) hereof.

 “Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holders of any Indebtedness (other than the Indebtedness evidenced by the Notes), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Additional Default” shall mean any provision contained in any document evidencing Indebtedness (other than the Indebtedness evidenced by the Notes), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries, which permits the holder or holders of Indebtedness or obligations in respect of Swap Agreements to accelerate (with the passage of time or giving of notice or both) the maturity thereof, permits any such holder to terminate any such Swap Agreements or otherwise requires the Company or any Subsidiary to purchase any such Indebtedness or obligations in respect of Swap Agreements, prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of any such Indebtedness or obligations in respect of Swap Agreements (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.

 “Affiliate” shall mean (i) with respect to any Person: (a) that directly or indirectly controls, or is controlled by, or is under common control with, the Company or any Subsidiary; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Company or any Subsidiary; (c) five percent (5%) or more of the voting stock of which Person is directly or indirectly beneficially owned or held by the Company or any Subsidiary; (d) that is an officer or director of the Company or any Subsidiary; (e) of which an Affiliate is an officer or director; or (f) who is related by blood, adoption or marriage to an Affiliate, and (ii) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Affiliate of Prudential acts as investment advisor or portfolio manager.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, its treasurer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

 “Automatic Event of Default” shall mean any one or more of the following:

(i)           The Company or any Significant Subsidiary shall become insolvent or generally not pay, or be unable to pay, or admit in writing its inability to pay, its debts as they mature; or

(ii)           The Company or any Significant Subsidiary shall make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; or

(iii)           The Company or any Significant Subsidiary shall become the subject of an “order for relief” within the meaning of the United States Bankruptcy Code, or shall file a petition in bankruptcy, for reorganization or to effect a plan or other arrangement with creditors; or

(iv)           The Company or any Significant Subsidiary shall have a petition or application filed against it in bankruptcy or any similar proceeding, or shall have such a proceeding commenced against it, and such petition, application or proceeding shall remain unstayed or undismissed for a period of sixty (60) days or more, or the Company or any Significant Subsidiary shall file an answer to such a petition or application, admitting the material allegations thereof; or

(v)           The Company or any Significant Subsidiary shall apply to a court for the appointment of a receiver or custodian for any of its assets or properties, or shall have a receiver or custodian appointed for any of its assets or properties, with or without consent, and if appointed without consent, such receiver shall not be discharged or dismissed within sixty (60) days after his appointment; or

(vi)           The Company or any Significant Subsidiary shall adopt a plan of complete liquidation of its assets.

“Available Facility Amount” shall have the meaning given in paragraph 2B(1) hereof.

“Bank” shall mean Wells Fargo, National Association, a national banking association.

“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized by law or other government action to be closed and (iii) for purposes of paragraph 2B(3) or 2B(4) hereof only, a day on which Prudential is not open for business.

“Cancellation Date” shall have the meaning given in paragraph 2B(9)(iv) hereof.

“Cancellation Fee” shall have the meaning given in paragraph 2B(9)(iv)  hereof.

 “Change of Control” shall mean (a) a change in the power to direct or cause the direction of management and policies of the Company, either directly or indirectly, through the ownership of voting securities of the Company or by contract or otherwise or (b) any Person or group (within the meaning of Rule 13d-5, (as in effect on the date hereof, under the Securities Exchange Act of 1934, as amended) shall become the beneficial owner of more than 50% of the outstanding capital stock of the Company entitled to vote for the election of the board of directors or (c) during any period of twelve consecutive months individuals who at the beginning of such period constituted a majority of the board of directors of the Company (together with new directors whose election by such board or whose nomination for the election by the shareholders of the Company was approved by the majority of the directors still in office who were either directors at the beginning of such period or whose election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of the Company then in office or (d) any “Change in Control,” as defined in the Credit Agreement, has occurred.

“Closing Day” shall mean, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(8), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(9)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

 “Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Company” shall mean Twin Disc, Incorporated, a corporation organized and existing under the laws of the State of Wisconsin.

“Confirmation of Acceptance” shall have the meaning given in paragraph 2B(6) hereof.

“Controlled Entity” shall mean (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Affiliates under their respective Control and (ii) if the Company has a parent company, such parent company and its Affiliates under such parent’s Control. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.”

“Credit Agreement” shall mean the Credit Agreement, dated as of June 30, 2014 by and among the Company, Twin Disc International, S.A., a Belgian corporation, and Bank, and as amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement Borrower” shall mean each “Borrower” under and as defined in the Credit Agreement.

“Default” shall mean any event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 8.05%, or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association from time to time in New York City as its Prime Rate.

“Delayed Delivery Fee” shall have the meaning given in paragraph 2B(9)(iii) hereof.

“Domestic Subsidiary” shall mean any Subsidiary of the Company incorporated under the laws of any state in the United States.

“EBITDA” shall mean the sum of (i) Net Income plus (ii) to the extent deducted in the calculation of Net Income, (a) interest expense, (b) depreciation and amortization expense, and (c) income tax expense; provided, however, such expenses are acceptable to the Required Holder(s) in their discretion.  For purposes of calculating EBITDA for any period of four consecutive quarters, if during such period the Company or any Subsidiary shall have consummated and closed an acquisition permitted under paragraph 6C, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period, with adjustments made by the Company and approved by the Required Holder(s) in their judgment (which approval shall not be unreasonably withheld), all as determined for the Company and its Subsidiaries on a consolidated basis for the four fiscal quarters ending on the date of determination, without duplication, and in accordance with generally accepted accounting principles applied on a consistent basis.

“Environmental Laws” means any Law, including any common law, which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, into air, water or groundwater, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including, but not limited to CERCLA as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the Oil Pollution Act of 1990, as amended, any so-called “Superlien” law, and any other similar Federal, state or local statutes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Event of Default” shall mean any Automatic Event of Default or any Notice Event of Default.

“Excess Leverage Fee” shall have the meaning given in paragraph 5O.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Holders” shall mean each of the existing holders of a 2006 Note as of the date of this Agreement that are listed on the attached Purchaser Schedule.

“Facility” shall have the meaning given in paragraph 2B(1) hereof.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Hazardous Materials” shall mean any substances or materials (i) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (ii) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (iii) the presence of which require investigation or remediation under any Environmental Law or common law, (iv) the discharge or emission or release of which requires a permit or license under any Environmental Law or other approval by any Governmental Authority, (v) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (vi) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (vii) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.”

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Indebtedness” shall mean all liabilities or obligations of the Company or any Subsidiary, whether primary or secondary or absolute or contingent: (i) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business, which are not the result of any borrowing); (ii) as lessee under leases that have been or should be capitalized according to generally accepted accounting principles; (iii) evidenced by notes, bonds, debentures or similar obligations; (iv) under any guaranty or endorsement (other than in connection with the deposit and collection of checks in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise assure a creditor against loss; or (v) secured by any Liens on assets of either the Company or any Subsidiary, whether or not the obligations secured have been assumed by the Company or any Subsidiary.

“INHAM Exemption” shall have the meaning given in paragraph 9B(e) hereof.

“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act) or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).

“Investment” shall mean: (i) any transfer or delivery of cash, stock or other property or value by such Person in exchange for Indebtedness, stock or any other security of another Person; (ii) any loan, advance or capital contribution to or in any other Person; (iii) any guaranty, creation or assumption of any liability or obligation of any other Person; and (iv) any investment in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.

“Issuance Fee” shall have the meaning given in paragraph 2B(9)(ii) hereof.

“Issuance Period” shall have the meaning given in paragraph 2B(2) hereof.

“Law” shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations, written interpretations and orders promulgated thereunder.

“Lien” shall mean, with respect to any asset: (i) any mortgage, pledge, lien, charge, security interest or encumbrance of any kind in respect of such asset; or (ii) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

“NAIC Annual Statement” shall have the meaning given in paragraph 9B(a) hereof.

“Net Income” for any period shall mean the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined in accordance with generally accepted accounting principles on a consolidated basis after eliminating earnings or losses attributable to outstanding minority interests, but excluding in any event:

(i)           any gains or losses on the sale or other disposition of investments or fixed capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(ii)           the proceeds of any life insurance policy;

(iii)           net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

(iv)           net earnings and losses of any Person (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such Person prior to the date of such acquisition;

(v)           net earnings and losses of any Person (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger,

(vi)           net earnings of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

(vii)           any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

(viii)           earnings resulting from any reappraisal, revaluation or write-up of assets;

(ix)           any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

(x)           any gain arising from the acquisition of any securities of the Company or any Subsidiary; and

(xi)           any reversal of any contingency reserve, which reversal is required to be disclosed in the financial statements of the Company in accordance with generally accepted accounting principles, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

“Net Worth” shall mean the total amount of stockholders’ equity of the Company and its consolidated Subsidiaries as determined without duplication and in accordance with generally accepted accounting principles consistently applied.

“Notes” shall have the meaning given in paragraph 1 hereof.

“Notice Event of Default” shall mean any one or more of the following:

(i)           The Company shall fail: (a) to pay when due any principal of any Note; (b) to pay when due any interest on, or Yield-Maintenance Amount with respect to, any Note or any fee (including without limitation any Excess Leverage Fee), expense or other amount due under this Agreement or any Note, and any such failure under this clause (b) shall continue for a period of five (5) Business Days; or

(ii)           there shall be a default in the performance or observance of any of the covenants and agreements contained in paragraph 6 or paragraph 5A, 5B, 5D, 5F, 5J, 5K, 5M or 5P of this Agreement; or

(iii)           there shall be a default in the performance or observance of any of the other covenants, agreements or conditions contained in this Agreement or the Notes, and such default shall have continued for a period of thirty (30) calendar days after written notice from any holder of the Notes to the Company specifying such default and requiring it to be remedied; or

(iv)           any representation or warranty made by the Company in this Agreement or in any document or financial statement delivered pursuant to this Agreement shall prove to have been false in any material respect as of the time when made or given; or

(v)           any final judgment shall be entered against the Company or any Subsidiary which, when aggregated with other final judgments against the Company and its Subsidiaries, exceeds $1,000,000 in amount, and shall remain outstanding and unsatisfied, unbonded or unstayed after sixty (60) days from the date of entry thereof; provided that no final judgment shall be included in the calculation under this subsection to the extent that the claim underlying such judgment is covered by insurance and defense of such claim has been tendered to and accepted by the insurer without reservation; or

(vi)           (a) any Reportable Event (as defined in ERISA) shall have occurred which constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or the Company or any trade or business which together with the Company would be treated as a single employer under Section 4001 of ERISA shall withdraw in whole or in part from a multi-employer Plan, and (b) the aggregate amount of the Company’s liability for all such occurrences, whether to a Plan, the PBGC or otherwise, may exceed $1,000,000, and such liability is not covered for the benefit of the Company or its Subsidiaries by insurance; or

(vii)           the Company or any Subsidiary shall: (a) fail to pay any amount of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) under any Indebtedness (other than the Notes or as provided in (viii) below) in an aggregate amount of $1,000,000 or more and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or (b) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness in an aggregate amount of $1,000,000 or more when required to be performed or observed, and such failure shall not be waived and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit acceleration of, with the giving of notice if required, the maturity of such Indebtedness; or

(viii)           the Company or any Subsidiary shall:  (a) fail to pay any amount of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) under any Indebtedness to any holder of the Notes (other than the Notes) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or (b) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness to such holder of the Notes when required to be performed or observed, and such failure shall not be waived and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit acceleration of, with the giving of notice if required, the maturity of such Indebtedness; or

(ix)           an “Event of Default” under the Credit Agreement has occurred.

“OFAC” means Office of Foreign Assets Control, United States Department of the Treasury.

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by its President, one of its Vice Presidents or its Treasurer.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Permitted Indebtedness” shall mean: (i) the Notes, (ii) Indebtedness under the Credit Agreement, the outstanding principal amount of which shall not exceed $60,000,000 at any time other than as a result of currency fluctuations, provided that such Indebtedness is unsecured and provided further that the outstanding principal amount of such Indebtedness of all Subsidiaries which are Credit Agreement Borrowers shall not in the aggregate exceed $15,000,000 (which sub-limit shall be included in calculating such $60,000,000 limit of Indebtedness under the Credit Agreement); (iii) purchase money Indebtedness secured by Purchase Money Liens, which Indebtedness shall not exceed $1,000,000 per year on a non-cumulative consolidated basis; (iv) unsecured accounts payable and other unsecured obligations of the Company or any Subsidiary incurred in the ordinary course of business of the Company or any Subsidiary and not as a result of any borrowing; (v) Indebtedness owed by the Company to a Subsidiary; and (vi) any other unsecured Indebtedness of the Company or any Subsidiary (i.e., Indebtedness not described in (i) through (v) above) in an aggregate principal amount not to exceed $7,000,000 at any time outstanding.

“Permitted Investments” shall mean:

(i)           Investments in insured savings accounts and certificates of deposit;

(ii)           bankers’ acceptances if issued by a bank organized under the laws of the United States of America or any state therein having a combined capital and surplus in excess of $50,000,000 and having a maturity of not more than three months from the date of acquisition;

(iii)           Investments in prime commercial paper, rated either P-1 by Moody’s Investors Service or A-1 by Standard & Poor’s Rating Services, or “local rated” commercial paper from the Bank, maturing within one year of the date of acquisition;

(iv)           marketable obligations issued or guaranteed by the United States of America or any agency thereof having a maturity of not more than one year from the date of acquisition;

(v)           Investments in money market instruments or funds;

(vi)           Investments in Subsidiaries and other Investments to the extent permitted by paragraph 6C of this Agreement; and

(vii)           Loans to Subsidiaries.

“Permitted Liens” shall mean:

(i)           Liens in favor of the holders of the Notes;

(ii)           Liens for taxes, assessments, or governmental charges, or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

(iii) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect as a practical matter upon the ownership and use of the affected property;

(iv)           Liens or deposits in connection with workmen’s compensation, unemployment insurance, social security, ERISA or similar legislation or to secure customs’ duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of borrowed money) or deposits required by law as a condition to the transaction of business or other liens or deposits of a like nature made in the ordinary course of business;

(v)           Purchase Money Liens securing purchase money Indebtedness which is permitted hereunder; and

(vi)           Liens existing on the Restatement Date as set forth on Schedule 10B.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” shall mean each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan established or maintained, or to which contributions have been made, by the Company or any Subsidiary or any trade or business which together with the Company or any Subsidiary would be treated as a single employer under Section 4001 of ERISA.

 “Prudential” shall mean Prudential Investment Management, Inc.

“Prudential Affiliate” shall mean any Affiliate of Prudential.

“PTE” shall have the meaning given in paragraph 9B(a) hereof.

“Purchase Money Liens” shall mean Liens securing purchase money Indebtedness incurred in connection with the acquisition of capital assets by the Company or any Subsidiary in the ordinary course of business, provided that such Liens do not extend to or cover assets or properties other than those purchased in connection with the purchase in which such Indebtedness was incurred and that the obligation secured by any such Lien so created shall not exceed one hundred percent (100%) of the cost of the property covered thereby.

“Purchasers” shall have the meaning given in the introductory paragraph hereof.

“QPAM Exemption” shall have the meaning given in paragraph 9B(d) hereof.

“Request for Purchase” shall have the meaning given in paragraph 2B(4) hereof.

“Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Notes from time to time outstanding.

“Rescheduled Closing Day” shall have the meaning given in paragraph 2B(8) hereof.

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“Restatement Date” shall have the meaning given in paragraph 3A hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” shall have the meaning given in paragraph 1 hereof.

“Shelf Notes” shall have the meaning given in paragraph 1 hereof.

“Significant Holder” shall mean (i) Prudential, (ii) each Purchaser, so long as such Purchaser or any of its Affiliates shall hold (or be committed under this Agreement to purchase) any Note, or (iii) any other Person which, together with its Affiliates, is the holder of at least 5% of the aggregate principal amount of the Notes or, if the term is expressly used with respect to a Series of Notes, of such Series of Notes, in each case from time to time outstanding.

“Significant Subsidiary” shall mean, at any time, (a) any Subsidiary of the Company having (i) assets (after intercompany eliminations) with a value not less than 7.5% of the total value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (ii) revenues (after elimination of intercompany revenues) not less than 7.5% of the consolidated revenues of the Company and its Subsidiaries, taken as a whole, in each case for, or as of the end of, the most recently ended four fiscal quarter period, as the case may be, and (b) any Subsidiary of the Company that is a party to a “Loan Document” as defined in the Credit Agreement and (c) any Subsidiary of the Company that is a party to a Transaction Document.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Source” shall have the meaning given in paragraph 9B hereof.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Structuring Fee” shall have the meaning given in paragraph 2B(9)(i) hereof.

 “Subsidiary” shall mean any corporation, limited liability company or other Person, more than fifty percent (50%) of the outstanding stock or other equity interests of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the members of the board of directors or other equivalent governing body of such corporation or other Person, other than stock or equity interests having such power only by reason of the happening of a contingency) shall at all time be owned by the Company directly or through one or more Subsidiaries.

“Swap Agreement” shall mean any agreement governing any transaction now existing or hereafter entered into between the Company and the Bank or any of the Bank’s subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Total Funded Debt” shall mean (i) all Indebtedness for borrowed money (including without limitation, Indebtedness evidenced by promissory notes, bonds, debentures and similar interest-bearing instruments and all purchase money Indebtedness), plus (ii) the principal portion of capital lease obligations, plus (iii) the maximum amount which is available to be drawn under letters of credit then outstanding, all as determined for the Company and its consolidated Subsidiaries as of the date of determination, without duplication, and in accordance with generally accepted accounting principles applied on a consistent basis.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“Transaction Documents” shall mean collectively, this Agreement, the Notes and any guaranty provided under Section 6H herein, pursuant to any of the foregoing, all as may be amended, restated, supplemented or otherwise modified from time to time.

  “USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

10C.           Accounting and Legal Principles, Terms and Determinations.  All references in this Agreement to “generally accepted accounting principles” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof provided, that (i) if, at any time any change in generally accepted accounting principles in effect in the United States would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Company or Prudential shall so request, Prudential and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in the generally accepted accounting principles in effect in the United States; provided, that, until so amended (A) such ratio or requirement shall continue to be computed in accordance with generally accepted accounting principles in effect in the United States prior to such change therein and (B) Company shall provide to each Significant Holder financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in generally accepted accounting principles in effect in the United States. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5D or, if no such statements have been so delivered, the most recent audited financial statements referred to in paragraph 8B.  Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should citation, section or form be modified, amended or replaced. Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles for purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness (other than contingent obligations of the type described in clause (iv) of the definition of Indebtedness) using fair value (as permitted by Accounting Standards, Codification 825-10-25, formerly known as Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made; provided that in the event the Company makes any such election, the Company shall provide the Significant Holders with financial statements or other documents required under this Agreement or as reasonably requested hereunder by any Significant Holder, setting forth a reconciliation between calculations of such covenants made before and after giving effect to such election.

11.           MISCELLANEOUS.

11A.           Note Payments.  The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) such Purchaser’s account or accounts as specified in the Purchaser Schedule attached hereto in the case of any 2006 Note, (ii) such Purchaser’s account or accounts specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) or such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment.  Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid.  The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this paragraph 11A.  No holder shall be required to present or surrender any Note or make any notation thereon, except that upon the written request of the Company made concurrently with or reasonably promptly after the payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after such request, to the Company at its principal office.

11B.           Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i)           (a) all stamp and documentary taxes and similar charges, (b) costs of obtaining a private placement number from Standard and Poor’s Ratings Group for the Notes and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes;

(ii)           document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement and the transactions contemplated hereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such proposed waiver, amendment, modification or consent shall be effected or granted;

(iii)           the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of your or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and

 (iv)           any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

The Company also will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instruction) for all fees and costs paid or payable by such Purchaser or holder to the Capital Markets & Investment Analysis Office of the National Association of Insurance Commissioners  in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with such Capital Markets & Investment Analysis  Office or any successor organization acceding to the authority thereof.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.

11C.           Consent to Amendments.  This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Notes of a particular Series, and, if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate, method of computation or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes.  Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of any Note.  Without limiting the generality of the foregoing, no negotiations or discussions in which Prudential or any holder of any Note may engage regarding any possible amendments, consents or waivers with respect to this Agreement shall constitute a waiver of any Default or Event of Default, any term of this Agreement or any rights of Prudential or any such holder under this Agreement. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D.           Form, Registration, Transfer and Exchange of Notes; Lost Notes.  The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes; provided, however, that no such minimum denomination shall apply to Notes issued upon transfer by any holder of the Notes to Prudential or any of Prudential’s Affiliates or to any other entity or group of Affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity.  The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes.  Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees.  At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company.  Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive.  Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing.  Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.  Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E.           Persons Deemed Owners; Participations.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any such Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F.           Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding among the Purchasers and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G.           Successors and Assigns.  All covenants and other agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H.           Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of,  another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

11I.           Notices.  All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to Prudential or any Purchaser, addressed to Prudential or such Purchaser at the address specified for such communications in the Purchaser Schedule attached hereto (in the case of Prudential or the 2006 Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Purchaser of any Shelf Note), or at such other address as Prudential or such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to the Company, addressed to it at Twin Disc, Incorporated, 1328 Racine Street, Racine, Wisconsin, 53403, Attention:  Vice President – Finance, Chief Financial Officer and Secretary, or at such other address as the Company shall have specified to the holder of each Note in writing; provided, however, that any such communication to the Company may also, at the option of the holder of any Note, be delivered by any other means either to the Company at its address specified above or to any officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

11J.           Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Yield-Maintenance Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

11K.           Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11L.           GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT OR IN CONNECTION WITH ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER SOUNDING IN CONTRACT OR TORT)  SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

11M.                      SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE NOTES MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY, NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY, PRUDENTIAL AND EACH PURCHASER EACH HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING.  THE COMPANY, PRUDENTIAL AND EACH PURCHASER EACH FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 11I, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT.  THE COMPANY, PRUDENTIAL AND EACH PURCHASER EACH AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.  THE COMPANY, PRUDENTIAL AND EACH PURCHASER EACH IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE COMPANY, PRUDENTIAL OR ANY PURCHASER HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY), SUCH PERSON HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.  THE COMPANY, PRUDENTIAL AND EACH PURCHASER EACH HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING IN CONNECTION WITH ANY CLAIMS OR DISPUTES RELATING THERETO, WHETHER SOUNDING IN CONTRACT OR TORT).

11N.           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11O.           Descriptive Headings; Advice of Counsel; Interpretation.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  Each party to this Agreement represents to the other parties to this Agreement that such party has been represented by counsel in connection with this Agreement and the Notes, that such party has discussed this Agreement and the Notes with its counsel and that any and all issues with respect to this Agreement and the Notes have been resolved as set forth herein.  No provision of this Agreement or the Notes shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

11P.           Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

11Q.           Severalty of Obligations.  The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential or the Purchasers under this Agreement are several obligations.  No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any  Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Person hereunder.

11R.           Independent Investigation.  Each Purchaser represents to and agrees with each other Purchaser that it has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company.  No holder of Notes shall have any duties or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto.  No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

11S.           Directly or Indirectly.  Where any provision in this Agreement refers to actions to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question in taken directly or indirectly by such Person.

11T.           Transaction References.  The Company agrees that Prudential Capital Group may (a) refer to its role in establishing the Facility, as well as the identity of the Company, the 2006 Notes and the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

11U.           Binding Agreement.  When this Agreement is executed and delivered by the Company, Prudential and each of the Existing Holders, it shall become a binding agreement between the Company, Prudential and each of the Existing Holders. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

  SIGNATURES ON THE FOLLOWING PAGE.]

00108597.DOC v.9

Very truly yours,

TWIN DISC, INCORPORATED

By:

Name:

Title:

The foregoing Agreement

is hereby accepted as of the

date first above written

PRUDENTIAL INVESTMENT
   MANAGEMENT, INC.
THE PRUDENTIAL INSURANCE COMPANY
   OF AMERICA

By:___________________________________
Vice President

PRUCO LIFE INSURANCE COMPANY

By:  ___________________________________
Assistant Vice President

PRUCO LIFE INSURANCE COMPANY OF
  NEW JERSEY

By:  ___________________________________
Assistant Vice President

SECURITY BENEFIT LIFE INSURANCE
  COMPANY, INC.

By:           Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:           Prudential Private Placement Investors, Inc.
(as its General Partner)

By:  ______________________________
Vice President

PRUDENTIAL ANNUITIES LIFE
  ASSURANCE CORPORATION

By:           Prudential Investment Management, Inc.
(as Investment Manager)

By:______________________________
Vice President

MUTUAL OF OMAHA INSURANCE
  COMPANY

By:           Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:           Prudential Private Placement Investors, Inc.
(as its General Partner)

By:  ______________________________
Vice President

00108597.DOC v.9

INFORMATION SCHEDULE

Authorized Officers for Prudential and Prudential Affiliates

P. Scott von Fischer Managing Director Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4225 Facsimile: (312) 540-4222	Marie L. Fioramonti Managing Director Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4233 Facsimile: (312) 540-4222
Paul G. Price Managing Director Central Credit Prudential Capital Group Four Gateway Center 100 Mulberry Street Newark, New Jersey 07102 Telephone: (973) 802-9819 Facsimile: (973) 802-2333	William S. Engelking Managing Director Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4214 Facsimile: (312) 540-4222
Tan Vu
Managing Director
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Telephone:  (312) 540-5437
Facsimile:   (312) 540-4222

Joshua Shipley
Vice President
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Telephone: (312) 540-4220
Facsimile: (313) 540-4222

Dianna D. Carr
Senior Vice President
Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Telephone:  (312) 540-4224
Facsimile:   (312) 540-4222

James J. McCrane
Senior Vice President
Prudential Capital Group
4 Gateway Center
Newark, New Jersey 07102-4062

Telephone:  (973) 802-4222
Facsimile:   (973) 624-6432

Charles J. Senner
Director
Prudential Capital Group
4 Gateway Center
Newark, New Jersey 07102-4062

Telephone:  (973) 802-6660
Facsimile:   (973) 624-6432

David Quackenbush
Vice President
Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-4228
Facsimile: (312) 540-4222

Anthony Coletta Senior Vice President Prudential Capital Group Two Prudential Plaza, Suite 5600 Chicago, Illinois 60601 Telephone: (312) 540-4226 Facsimile: (312) 540-4222

Authorized Officers for the Company

00108597.DOC v.9

PURCHASER SCHEDULE

PRUDENTIAL INVESTMENT MANAGEMENT, INC.
(1)All payments to Prudential shall be made by wire transfer of immediately available funds for credit to:
JPMorgan Chase Bank
New York, New York
ABA No.: 021-000-021
Account No.:  304232491
Account Name:  PIM Inc. - PCG

(2)Address for all notices relating to payments:
Prudential Investment Management, Inc.
c/o The Prudential Insurance Company of America
Investment Operations Group
Gateway Center Two, 10th Floor
100 Mulberry Street
Newark, New Jersey 07102-4077

Attention:  Manager

(3)Address for all other communications and notices:
Prudential Investment Management, Inc.
c/o Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois  60601

Attention:  Managing Director, Corporate Finance

(4) Recipient of telephonic prepayment notices: Manager, Trade Management Group Telephone: (973) 367-3141 Facsimile: (800) 224-2278
(5) Tax Identification No.: 22-2540245

00108597.DOC v.9

PURCHASER SCHEDULE
Twin Disc, Incorporated
6.05% 2006 Senior Notes due April 10, 2016

		Original Aggregate Principal Amount of 2006 Notes Held	Note Denomination(s)

	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	$6,370,000.00	$6,370,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Account Name: The Prudential - Privest Portfolio Account No.: P86189 (please do not include spaces)

JPMorgan Chase Bank New York, NY ABA No.: 021-000-021

Each such wire transfer shall set forth the name of the Company, a reference to "6.05% 2006 Senior Notes due April 10, 2016, Security No. INV10735, PPN 901476A#8" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all notices relating to payments:

The Prudential Insurance Company of America c/o Investment Operations Group Gateway Center Two, 10th Floor 100 Mulberry Street Newark, NJ 07102-4077

Attention: Manager, Billings and Collections

(3)	Address for all other communications and notices:

The Prudential Insurance Company of America c/o Prudential Capital Group Two Prudential Plaza 180 North Stetson, Suite 5600 Chicago, IL 60601-6716

Attention: Managing Director, Corporate Finance

(4)	Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone: (973) 367-3141
Facsimile: (888) 889-3832

(5)	Address for Delivery of Notes:

Send physical security by nationwide overnight delivery service to:

Prudential Capital Group
Two Prudential Plaza
180 North Stetson, Suite 5600
Chicago, IL 60601-6716

Attention: Armando M. Gamboa
Telephone:  (312) 540-4203

(6)	Tax Identification No.: 22-1211670

00108597.DOC v.9

		Original Aggregate Principal Amount of 2006 Notes Held	Note Denomination(s)

	PRUCO LIFE INSURANCE COMPANY	$10,000,000.00	$10,000,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank New York, NY ABA No.: 021-000-021
Account No.: P86192 (please do not include spaces) Account Name: Pruco Life Private Placement

Each such wire transfer shall set forth the name of the Company, a reference to "6.05% 2006 Senior Notes due April 10, 2016, Security No. INV10735, PPN 901476A#8", and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all notices relating to payments:

Pruco Life Insurance Company c/o The Prudential Insurance Company of America c/o Investment Operations Group Gateway Center Two, 10th Floor 100 Mulberry Street Newark, NJ 07102-4077

Attention: Manager, Billings and Collections

(3)	Address for all other communications and notices:

Pruco Life Insurance Company c/o Prudential Capital Group Two Prudential Plaza 180 North Stetson, Suite 5600 Chicago, IL 60601-6716

Attention: Managing Director, Corporate Finance

(4)	Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone: (973) 367-3141
Facsimile: (888) 889-3832

(5)	Address for Delivery of Notes:

Send physical security by nationwide overnight delivery service to:

Prudential Capital Group
Two Prudential Plaza
180 North Stetson, Suite 5600
Chicago, IL 60601-6716

Attention:  Armando M. Gamboa
Telephone:  (312) 540-4203

(6)	Tax Identification No.: 22-1944557

00108597.DOC v.9

		Original Aggregate Principal Amount of 2006 Notes Held	Note Denomination(s)

	PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY	$1,300,000.00	$1,300,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank New York, NY ABA No.: 021-000-021
Account No.: P86202 (please do not include spaces) Account Name: Pruco Life of New Jersey Private Placement

Each such wire transfer shall set forth the name of the Company, a reference to "6.05% 2006 Senior Notes due April 10, 2016, Security No. INV10735, PPN 901476A#8", and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all notices relating to payments:

Pruco Life Insurance Company of New Jersey c/o The Prudential Insurance Company of America c/o Investment Operations Group Gateway Center Two, 10th Floor 100 Mulberry Street Newark, NJ 07102-4077

Attention: Manager, Billings and Collections

(3)	Address for all other communications and notices:

Pruco Life Insurance Company of New Jersey c/o Prudential Capital Group Two Prudential Plaza 180 North Stetson, Suite 5600 Chicago, IL 60601-6716

Attention: Managing Director, Corporate Finance

(4)	Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone: (973) 367-3141
Facsimile: (888) 889-3832

(5)	Address for Delivery of Notes:

Send physical security by nationwide overnight delivery service to:

Prudential Capital Group
Two Prudential Plaza
180 North Stetson, Suite 5600
Chicago, IL 60601-6716

Attention:  Armando M. Gamboa
Telephone:  (312) 540-4203

(6)	Tax Identification No.: 22-2426091

00108597.DOC v.9

		Original Aggregate Principal Amount of 2006 Notes Held	Note Denomination(s)

	PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION	$1,200,000.00	$1,200,000.00

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank New York, NY ABA No.: 021-000-021 Account No.: P86259 (please do not include spaces) Account Name: American Skandia Life - Private Placements

Each such wire transfer shall set forth the name of the Company, a reference to "6.05% 2006 Senior Notes due April 10, 2016, Security No. INV10735, PPN 901476A#8" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	Address for all notices relating to payments:

The Prudential Insurance Company of America c/o Investment Operations Group Gateway Center Two, 10th Floor 100 Mulberry Street Newark, NJ 07102-4077

Attention: Manager, Billings and Collections

(3)	Address for all other communications and notices:

The Prudential Insurance Company of America c/o Prudential Capital Group Two Prudential Plaza 180 North Stetson, Suite 5600 Chicago, IL 60601-6716

Attention: Managing Director, Corporate Finance

(4)	Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone: (973) 367-3141
Facsimile: (888) 889-3832

(5)	Address for Delivery of Notes:

Send physical security by nationwide overnight delivery service to:

Prudential Capital Group
Two Prudential Plaza
180 North Stetson, Suite 5600
Chicago, IL 60601-6716

Attention:  Armando M. Gamboa
Telephone:  (312) 540-4203

(6)	Tax Identification No.: 06-1241288

00108597.DOC v.9

		Original Aggregate Principal Amount of 2006 Notes Held	Note Denomination(s)

	MUTUAL OF OMAHA INSURANCE COMPANY	$3,115,000.00	$3,115,000.00

(1)	All principal, interest and Yield-Maintenance Amount payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank
ABA No.:  021-000-021
Private Income Processing
For Credit to account:  900-9000200
For further credit to Company Name:  Mutual of Omaha Insurance
   Company
For further credit to Account Number:  G09587

Each such wire transfer shall set forth the name of the Company, a reference to "6.05% 2006 Senior Notes due April 10, 2016, PPN 901476A#8" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	All payments, other than principal, interest or Yield-Maintenance Amount, on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank ABA No.: 021-000-021 Account No.: G09587 Account Name: Mutual of Omaha Insurance Co.

Each such wire transfer shall set forth the name of the Company, a reference to "6.05% 2006 Senior Notes due April 10, 2016, PPN 901476A#8" and the due date and application (e.g., type of fee) of the payment being made.

(3)	Address for all notices relating to payments:

JPMorgan Chase Bank 14201 Dallas Parkway - 13th Floor Dallas, TX 75254-2917 Attention: Income Processing - G. Ruiz a/c: G09587

(4)	Address for all other communications and notices:

Prudential Private Placement Investors, L.P. c/o Prudential Capital Group Two Prudential Plaza 180 North Stetson, Suite 5600 Chicago, IL 60601-6716 Attention: Managing Director, Corporate Finance

(5)	Address for Delivery of Notes:

(a)           Send physical security by nationwide overnight delivery service to:

JPMorgan Chase Bank
Chase Metrotech Center, 3rd Floor
Brooklyn, NY 11245-0001

Please include in the cover letter accompanying the
Notes a reference to the Purchaser's account number
(Mutual of Omaha Insurance Company; Account
Number:  G09587).

(b)           Send copy by nationwide overnight delivery service to:

Prudential Capital Group
Gateway Center 2
100 Mulberry, 10th Floor
Newark, NJ 07102

Attention:  Trade Management, Manager
Telephone:  (973) 367-3141

(6)	Tax Identification No.: 47-0246511

00108597.DOC v.9

		Original Aggregate Principal Amount of 2006 Notes Held	Note Denomination(s)

	SECURITY BENEFIT LIFE INSURANCE COMPANY, INC.	$3,015,000.00	$3,015,000.00

Notes/Certificates to be registered in the name of: UMBTRU&CO

(1)	All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

UMB Bank N.A. ABA No.: 101000695 Account Name: Trust Operations Account No.: 9870161974 Reference: Security Benefit Life Ins. Co. Acct. #126139.1

Each such wire transfer shall set forth the name of the Company, a reference to "6.05% 2006 Senior Notes due April 10, 2016, PPN 901476A#8" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)	All notices of payments and written confirmations of such wire transfers:

UMB Bank 928 Grand Blvd., 10th Floor Kansas City, MO 64106 Attention: Mike Ortiz

(3)	Address for all other communications and notices:

Prudential Private Placement Investors, L.P. c/o Prudential Capital Group Two Prudential Plaza 180 North Stetson, Suite 5600 Chicago, IL 60601-6716 Attention: Managing Director, Corporate Finance

(4)	Address for Delivery of Notes:

(a)           Send physical security by nationwide overnight delivery service to:

United Missouri Bank
DTC/NY WINDOW
Account:  2450 UMB Bank
FFC:  Security Benefit-Private Placement, Account Number:  690308200
55 Water Street
Concourse Level
New York, NY 10041

(b)           Send copy by nationwide overnight delivery service to:

Prudential Capital Group
Gateway Center 2
100 Mulberry, 10th Floor
Newark, NJ 07102

Attention:  Trade Management, Manager
Telephone:  (973) 367-3141

(5)	Tax Identification No.: 43-6295832

00108597.DOC v.9

EXHIBIT A-1

[FORM OF 2006 NOTE]

TWIN DISC, INCORPORATED

6.05% SENIOR NOTE DUE APRIL 10, 2016

No. _____April 10, 2006

$________

FOR VALUE RECEIVED, the undersigned, TWIN DISC, INCORPORATED, a corporation organized and existing under the laws of the State of Wisconsin (herein called the “Company”), hereby promises to pay to ____________________________ ___________________________, or registered assigns, the principal sum of _________________________ DOLLARS on April 10, 2016, with interest (computed on the basis of a 360-day year--30-day month) (a) on the unpaid balance thereof at the rate of 6.05% per annum (or, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) at the Default Rate (as defined below)) from the date hereof, payable quarterly on the 10th day of July, October, January and April in each year, commencing with the July, October, January or April next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 8.05% or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to an Amended and Restated Note Purchase and Private Shelf Agreement, dated as of June 30, 2014 (herein called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc., the Existing Holders (as defined in the Agreement) and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof. This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

The Company agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

TWIN DISC, INCORPORATED

By:

Title:

00108597.DOC v.9

EXHIBIT A-2

[FORM OF SHELF NOTE]

TWIN DISC, INCORPORATED

___% SENIOR SERIES ___ NOTE DUE _____________

No.

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

INTEREST PAYMENT DATES:

FINAL MATURITY DATE:

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

FOR VALUE RECEIVED, the undersigned, TWIN DISC, INCORPORATED, a corporation organized and existing under the laws of the State of  Wisconsin (herein called the “Company”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ____________________ DOLLARS [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid)] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year-30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above, from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield Maintenance Amount and, to the extent permitted by applicable law, any overdue payment of interest, and during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of this Series of Notes on such unpaid balance, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 2.00% over the Interest Rate specified above or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Yield Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to an Amended and Restated Note Purchase and Private Shelf Agreement, dated as of June 30, 2014 (herein called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc., the Existing Holders (as defined in the Agreement) and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.   Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

[The Company agrees to make required prepayments of principal on the dates and in the amounts specified above or in the Agreement.]  This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and  payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

TWIN DISC, INCORPORATED

By:

Title:

00108597.DOC v.9

EXHIBIT B

[FORM OF REQUEST FOR PURCHASE]

[On Company Letterhead]

[Date]

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of June 30, 2014 between Twin Disc, Incorporated (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”), the Existing Holders (as defined therein) and each Prudential Affiliate which is named as or becomes party thereto, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement. Pursuant to Paragraph 2B(4) of the Agreement, the Company hereby makes the following Request for Purchase:

1.	Aggregate principal amount of the Shelf Notes covered hereby (the “Notes”): $___________1

2.	Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Average Life	Principal Prepayment Dates	Principal Prepayment Amounts	Interest Prepayment Periods (Quarterly, in arrears)

3.           Use of proceeds of the Notes:

4.           Proposed day for the closing of the purchase and sale of the Notes:

5.           The purchase price of the Notes is to be transferred to:

Name, Address

and ABA Routing                                                      Number of

Number of Bank                                                      Account

6.
The Company certifies (a) that the representations and warranties contained in paragraph 8 of the Agreement are true on and as of the date of this Request for Purchase, (b) that there exists on the date of this Request for Purchase no Event of Default or Default and (c) after giving effect to the issuance of the Notes hereunder, the aggregate outstanding principal amount of all Notes issued under the Agreement is $________ and the issuance of the Notes hereunder is permissible under the Credit Agreement.

Dated:

TWIN DISC, INCORPORATED

By:

Authorized Officer

1 Minimum principal amount of $10,000,000.

00108597.DOC v.9 B-

EXHIBIT C

 [FORM OF CONFIRMATION OF ACCEPTANCE]

TWIN DISC, INCOPORATED

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of June 30, 2014 between Twin Disc, Incorporated (the “Company”), on the one hand and Prudential Investment Management, Inc. (“Prudential”), the Existing Holders (as defined therein) and each Prudential Affiliate which is named as or becomes party thereto, on the other hand.  All terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Shelf Notes hereby confirms the representations as to such Shelf Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2B(6) and 2B(8) of the Agreement relating to the purchase and sale of such Notes and by the provisions of the second penultimate sentence of paragraph 11A of the Agreement.

Pursuant to paragraph 2B(6) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.           Aggregate Principal Amount of Accepted Notes:  __________________.

(A)	(a)	Name of Purchaser:
	(b)	Principal amount:
	(c)	Final maturity date:
	(d)	Principal prepayment dates and amounts:
	(e)	Interest Prepayment Periods (quarterly, in arrears)
	(f)	Interest rate:
	(g)	Payment and notice instructions: As set forth on attached Purchaser Schedule.
(B)	(a)	Name of Purchaser:
	(b)	Principal amount:
	(c)	Final maturity date:
	(d)	Principal prepayment dates and amounts:
	(e)	Interest Prepayment Periods (quarterly, in arrears)
	(f)	Interest rate:
	(g)(g)	Payment and notice instructions: As set forth on attached Purchaser Schedule.
[(C), (D)		same information as above.]

II.           Closing Day:

Dated:

TWIN DISC, INCORPORATED

By:

Name:

Title:

[PRUDENTIAL INVESTMENT MANAGEMENT, INC.]

By:

Name:

Title: Vice President

[PRUDENTIAL AFFILIATE]

By:

Name:

Title: Vice President

00108597.DOC v.9 C-

EXHIBIT D-1

[FORM OF OPINION OF COMPANY’S COUNSEL FOR NOTE PURCHASE AGREEMENT (RESTATEMENT ONLY)]

[Letterhead of von Briesen & Roper, s.c.]

June 30, 2014

Prudential Investment Management, Inc.
Each Existing Holder
c/o Prudential Capital Group

Two Prudential Plaza

Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as counsel for Twin Disc, Incorporated (the “Company”) in connection with the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of June 30, 2014, among the Company, on the one hand, and Prudential Investment Management, Inc., the Existing Holders (as defined therein) and each Prudential Affiliate which is named as or may become a party thereto, on the other hand, (the “Note Purchase Agreement”).  All terms used herein that are defined in the Note Purchase Agreement have the respective meanings specified in the Note Purchase Agreement.  This letter is being delivered to you in satisfaction of the condition set forth in paragraph 3A(2) of the Note Purchase Agreement and with the understanding that you are entering into the Note Purchase Agreement in reliance on the opinions expressed herein.

In rendering the opinions and confirmations set forth herein, we have examined originals or copies of:

(i)	the Articles of Incorporation of the Company ("Articles of Incorporation");

(ii)	the Bylaws of the Company, as amended ("Bylaws");

(iii)	certain resolutions of the Board of Directors of the Company;

(iv)	a Certificate of Status for the Company dated June 26, 2014, and issued by the Department of Financial Institutions for the State of Wisconsin

(v)	the Note Purchase Agreement; and

(vi)	Credit Agreement, dated as of June 30, 2014 by and among the Company, Twin Disc International, S.A., a Belgian corporation, and Wells Fargo, National Association.

In addition, we have examined such certificates of public officials, certificates of officers of the Company and copies certified to our satisfaction of corporate documents and records of the Company and of other papers as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth.  We have without independent investigation relied solely upon such certificates of public officials and of officers of the Company and the representations and warranties contained in the Note Purchase Agreement with respect to the accuracy of all factual matters contained therein; nothing, however, has come to our attention which, to our knowledge, would cause us to believe that any such factual matters are untrue.

For purposes of this opinion, we have assumed, with your permission: that all items submitted to us as originals are authentic and all signatures thereon are genuine; all items submitted to us as copies conform to the originals; all items submitted to us as unexecuted drafts have been submitted to us in final form and have been or shall be executed substantially in the form provided and without revision to the obligations of the Company contained therein; all natural persons, including persons acting on behalf of the business entity, are legally competent; each such item has been duly executed and delivered by each party (other than the Company), has been duly authorized by each party (other than the Company) and constitutes each party’s (other than Company’s) legal, valid and binding obligations; and there are no agreements, course of dealing, usage of trade, or other arrangements between any of the parties that would alter the agreements set forth in the Note Purchase Agreement or the opinions set forth herein.

Based on and subject to the assumptions, limitations, qualifications, and exclusions stated herein, it is our opinion that:

1.           The Company is a corporation organized and validly existing in good standing under the laws of the State of Wisconsin.  To our knowledge, the Company is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of property by it or the nature of the business conducted thereby makes such qualification necessary.   To our knowledge, the Company has all requisite corporate power to conduct its business as currently conducted and as currently proposed to be conducted.

2.           The Company has all requisite corporate power to execute, deliver and perform its obligations under the Note Purchase Agreement.  The Note Purchase Agreement has been duly authorized by all requisite corporate action on the part of the Company and duly executed and delivered by authorized officers of the Company, and is a valid obligation of the Company, legally binding upon and enforceable against the Company in accordance with its terms.

3.           The execution and delivery of the Note Purchase Agreement and fulfillment of and compliance with the provisions of the Note Purchase Agreement does not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to or filing with any court, administrative or governmental body or other Person pursuant to, the articles or by-laws of the Company, any applicable law (including any securities or Blue Sky law), statute, rule or regulation or, to our knowledge and without having made due inquiry with respect thereto, any agreement (including, without limitation, the Credit Agreement), instrument, order, judgment or decree to which the Company is a party or otherwise subject.

4.           The Company is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (b) a “holding company” of a “public utility company” of an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Energy Policy Act of 2005, as amended, or (c) a “public utility” within the meaning of the Federal Power Act, as amended.

5.           To our knowledge, except to the extent disclosed by the Company in the Note Purchase Agreement and Schedules thereto, there are no actions, suits or proceedings pending or threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any governmental authority either (i) with respect to the Note Purchase Agreement or the 2006 Notes or (ii) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

The opinions set forth above are subject to the following qualifications, limitations, exclusions, and assumptions:

Our opinions are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance or transfer, equitable subordination, reorganization, moratorium, bulk transfer or similar laws affecting creditors’ rights generally and to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and by limitations on the availability of specific performance, injunctive relief or other equitable remedies and by public policy considerations which, among other things, limit or restrict any agreement of Company in the Note Purchase Agreement relating to indemnification, contribution or exculpation of costs, expenses or liabilities incurred by you in connection with the transactions contemplated by such documents. Certain of the provisions and remedies provided for in the Note Purchase Agreement may be further limited or rendered unenforceable to applicable law, but in our opinion such law does not make the remedies afforded by the Note Purchase Agreement inadequate for the practical realization of the principal benefits intended to be provided (except as otherwise limited by this opinion and except for the economic consequences of any judicial, administrative or other procedural delay which may result from such laws).

Our opinion set forth in Paragraph 1, above, is based solely upon the Certificate of Status from the Wisconsin Department of Financial Institutions, a true and correct copy of which is attached hereto as Exhibit A.

We express no opinion as to any of the following to the extent relevant to the Note Purchase Agreement:

i.	The enforceability of any provision in the Note Purchase Agreement making irrevocable a power of attorney, whether or not coupled with an interest;

ii.	The enforceability of any provision in the Note Purchase Agreement prohibiting the non-written modification of such Note Purchase Agreement;

iii.
As to whether or not the Company is in compliance with any financial covenants, representations or warranties contained in the Note Purchase Agreement (except to the extent the subject matter of such representation or warranty is expressly addressed in this opinion letter);

iv.
The enforceability of any provision in the Note Purchase Agreement waiving the right to a jury trial, the objection of improper venue, unknown rights or defenses or any agreement granting subject matter and personal jurisdiction in any court;

v.	The enforceability of any provision requiring the payment of attorneys' fees and expenses, in an amount in excess of reasonable attorneys' fees and expenses actually incurred;

vi.	The enforceability of any provision purporting to shorten any statute of limitations, or waiving in advance any defense with respect to any statute of limitations;

vii.
The enforceability of any provision of the Note Purchase Agreement granting the secured party or obligee the unilateral right or discretion to determine standards or requirements for performance not expressly enumerated in the Note Purchase Agreement, or to establish standards or requirements that are not commercially (or manifestly) reasonable;

viii.	Any waivers of rights of setoff, or any agreement to setoff debts that are not liquidated and payable;

ix.	Any provision providing for the right to injunctive relief without a showing of irreparable harm or injury; and

x.	The enforceability of any material adverse effect (or Material Adverse Effect) standard.

Wherever we indicate that our opinion with respect to the existence or absence of fact is “to our knowledge” or the like, our opinion is, with your permission, based solely on the current awareness of facts of the attorneys currently with our firm who have represented the Company in connection with the transactions contemplated by the Note Purchase Agreement.

We note that the Note Purchase Agreement purports to be governed by the laws of the State of New York. We are members of the Bar of the State of Wisconsin, and the opinions expressed herein are based upon and limited exclusively to the laws of that State and the Federal laws of the United States of America.  We have not undertaken any research for purposes of determining, and we express no opinion concerning, the laws or jurisdiction of any other state, whether one or more, whose laws and requirements apply to the Company or the Existing Holders or of any of the transactions set forth in the Note Purchase Agreement. For the purpose of our opinion herein, we have assumed, with your permission and without any investigation that the laws of the State of New York are identical in all respects to the laws of the State of Wisconsin.

For purposes of this opinion, “delivery” means the provision of executed documents by an officer of the Company (or its duly authorized agent) as executed by such officer pursuant to instructions provided by the Company.  We do not render any opinion on the delivery of any documents by any other party the delivery of which is a condition precedent to the effectiveness of the Note Purchase Agreement and the completion of delivery by the Company thereunder.

We express no opinion that the Note Purchase Agreement specifies a choice of law that is enforceable.

The opinions expressed herein shall be effective only as of the effective date of this letter.  We do not assume responsibility for updating this letter as to any date subsequent to the date of this letter, and assume no responsibility for advising you of any changes with respect to any matters described in this letter that may occur subsequent to the date of this letter or from the discovery subsequent to the date of this letter of information not previously known to us pertaining to events occurring prior to the date of this letter.

This opinion is furnished to you solely in connection with the transaction described above and may not be relied upon by anyone other than you and the Existing Holders as of the date of this letter  and any Transferees and may be relied upon only in connection with this transaction.  This opinion may not be used or relied upon by or copied, published or communicated to any other party for any purpose whatsoever without our prior written approval in each instance, except as may be required by any court or other governmental or regulatory authority (including the National Association of Insurance Commissioners) or in connection with any litigation or other proceeding to which this opinion letter may be relevant.

Very truly yours,

00108597.DOC v.9 D-

EXHIBIT D-2

[FORM OF OPINION OF COMPANY’S COUNSEL FOR SHELF NOTES]

[Letterhead of von Briesen & Roper, s.c.]

June 30, 2014

Prudential Investment Management, Inc.
Each Purchaser
c/o Prudential Capital Group

Two Prudential Plaza

Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as counsel for Twin Disc, Incorporated (the “Company”) in connection with the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of June 30, 2014, among the Company, on the one hand, and Prudential Investment Management, Inc., the Existing Holders (as defined therein) and each Prudential Affiliate which is named as or may become a party thereto, on the other hand, (the “Note Purchase Agreement”), pursuant to which the Company has issued to you today the Series ___ Senior Notes due _______, 20__  (the “Shelf Notes”) of the Company in the aggregate principal amount of $___________].  All terms used herein that are defined in the Note Purchase Agreement have the respective meanings specified in the Note Purchase Agreement.  This letter is being delivered to you in satisfaction of the condition set forth in paragraph 3B(3) of the Note Purchase Agreement and with the understanding that you are purchasing the Shelf Notes in reliance on the opinions expressed herein.

In rendering the opinions and confirmations set forth herein, we have examined originals or copies of:

(i)	the Articles of Incorporation of the Company ("Articles of Incorporation");

(ii)	the Bylaws of the Company, as amended ("Bylaws");

(iii)	certain resolutions of the Board of Directors of the Company;

(iv)	a Certificate of Status for the Company dated ______, 20__, and issued by the Department of Financial Institutions for the State of Wisconsin

(v)	the Note Purchase Agreement and the Shelf Note (the “Operative Documents”); and

(vi)	Credit Agreement, dated as of June 30, 2014 by and among the Company, Twin Disc International, S.A., a Belgian corporation, and Wells Fargo, National Association.

In addition, we have examined such certificates of public officials, certificates of officers of the Company and copies certified to our satisfaction of corporate documents and records of the Company and of other papers as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth.  We have without independent investigation relied solely upon such certificates of public officials and of officers of the Company and the representations and warranties contained in the Operative Documents with respect to the accuracy of all factual matters contained therein; nothing, however, has come to our attention which, to our knowledge, would cause us to believe that any such factual matters are untrue.  With respect to the opinion expressed in paragraph 3 below, we have also relied upon the representation made by each of you in paragraph 9A of the Note Purchase Agreement.

For purposes of this opinion, we have assumed, with your permission: that all items submitted to us as originals are authentic and all signatures thereon are genuine; all items submitted to us as copies conform to the originals; all items submitted to us as unexecuted drafts have been submitted to us in final form and have been or shall be executed substantially in the form provided and without revision to the obligations of the Company contained therein; all natural persons, including persons acting on behalf of the business entity, are legally competent; each such item has been duly executed and delivered by each party (other than the Company), has been duly authorized by each party (other than the Company) and constitutes each party’s (other than Company’s) legal, valid and binding obligations; and there are no agreements, course of dealing, usage of trade, or other arrangements between any of the parties that would alter the agreements set forth in the Note Purchase Agreement or the opinions set forth herein.

Based on and subject to the assumptions, limitations, qualifications, and exclusions stated herein, it is our opinion that:

1.           The Company is a corporation organized and validly existing in good standing under the laws of the State of Wisconsin.  To our knowledge, the Company is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of property by it or the nature of the business conducted thereby makes such qualification necessary.   To our knowledge, the Company has all requisite corporate power to conduct its business as currently conducted and as currently proposed to be conducted.

2.           The Company has all requisite corporate power to execute, deliver and perform its obligations under the Note Purchase Agreement and the Shelf Notes.  The Note Purchase Agreement and the Shelf Notes have been duly authorized by all requisite corporate action on the part of the Company and duly executed and delivered by authorized officers of the Company, and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their respective terms.

3.           It is not necessary in connection with the offering, issuance, sale and delivery of the Shelf Notes under the circumstances contemplated by the Note Purchase Agreement to register the Shelf Notes under the Securities Act or to qualify an indenture in respect of the Shelf Notes under the Trust Indenture Act of 1939, as amended.

4.           The extension, arranging and obtaining of the credit represented by the Notes do not result in any violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.           The execution and delivery of the Note Purchase Agreement and the Shelf Notes, the offering, issuance and sale of the Shelf Notes and fulfillment of and compliance with the respective provisions of the Note Purchase Agreement and the Shelf Notes do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to or filing with any court, administrative or governmental body or other Person (other than routine filings after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities) pursuant to, the articles or by-laws of the Company, any applicable law (including any securities or Blue Sky law), statute, rule or regulation or, to our knowledge and without having made due inquiry with respect thereto, any agreement (including, without limitation, the Credit Agreement), instrument, order, judgment or decree to which the Company is a party or otherwise subject.

6.           The Company is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (b) a “holding company” of a “public utility company” of an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Energy Policy Act of 2005, as amended, or (c) a “public utility” within the meaning of the Federal Power Act, as amended.

7.           To our knowledge, except to the extent disclosed by the Company in the Operative Documents and Schedules thereto, there are no actions, suits or proceedings pending or threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any governmental authority either (i) with respect to the Note Purchase Agreement or the Notes or (ii) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

The opinions set forth above are subject to the following qualifications, limitations, exclusions, and assumptions:

Our opinions are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance or transfer, equitable subordination, reorganization, moratorium, bulk transfer or similar laws affecting creditors’ rights generally and to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and by limitations on the availability of specific performance, injunctive relief or other equitable remedies and by public policy considerations which, among other things, limit or restrict any agreement of Company in the Note Purchase Agreement relating to indemnification, contribution or exculpation of costs, expenses or liabilities incurred by you in connection with the transactions contemplated by such documents. Certain of the provisions and remedies provided for in the Operative Documents may be further limited or rendered unenforceable to applicable law, but in our opinion such law does not make the remedies afforded by the Operative Documents inadequate for the practical realization of the principal benefits intended to be provided (except as otherwise limited by this opinion and except for the economic consequences of any judicial, administrative or other procedural delay which may result from such laws).

Our opinion set forth in Paragraph 1, above, is based solely upon the Certificate of Status from the Wisconsin Department of Financial Institutions, a true and correct copy of which is attached hereto as Exhibit A.

We express no opinion as to any of the following to the extent relevant to the Operative Documents:

i.	The enforceability of any provision in the Operative Documents making irrevocable a power of attorney, whether or not coupled with an interest;

ii.	The enforceability of any provision in the Operative Documents prohibiting the non-written modification of such Operative Documents;

iii.
As to whether or not the Company is in compliance with any financial covenants, representations or warranties contained in the Operative Documents (except to the extent the subject matter of such representation or warranty is expressly addressed in this opinion letter);

iv.
The enforceability of any provision in the Operative Documents waiving the right to a jury trial, the objection of improper venue, unknown rights or defenses or any agreement granting subject matter and personal jurisdiction in any court;

v.	The enforceability of any provision requiring the payment of attorneys' fees and expenses, in an amount in excess of reasonable attorneys' fees and expenses actually incurred;

vi.	The enforceability of any provision purporting to shorten any statute of limitations, or waiving in advance any defense with respect to any statute of limitations;

vii.
The enforceability of any provision of the Operative Documents granting the secured party or obligee the unilateral right or discretion to determine standards or requirements for performance not expressly enumerated in the Operative Documents, or to establish standards or requirements that are not commercially (or manifestly) reasonable;

viii.	Any waivers of rights of setoff, or any agreement to setoff debts that are not liquidated and payable;

ix.	Any provision providing for the right to injunctive relief without a showing of irreparable harm or injury; and

x.	The enforceability of any material adverse effect (or Material Adverse Effect) standard.

Wherever we indicate that our opinion with respect to the existence or absence of fact is “to our knowledge” or the like, our opinion is, with your permission, based solely on the current awareness of facts of the attorneys currently with our firm who have represented the Company in connection with the transactions contemplated by the Operative Documents.

We note that the Operative Documents purport to be governed by the laws of the State of New York. We are members of the Bar of the State of Wisconsin, and the opinions expressed herein are based upon and limited exclusively to the laws of that State and the Federal laws of the United States of America.  We have not undertaken any research for purposes of determining, and we express no opinion concerning, the laws or jurisdiction of any other state, whether one or more, whose laws and requirements apply to the Company or the Purchasers or of any of the transactions set forth in the Operative Documents. For the purpose of our opinion herein, we have assumed, with your permission and without any investigation that the laws of the State of New York are identical to those of the State of Wisconsin.

For purposes of this opinion, “delivery” means the provision of executed documents by an officer of the Company (or its duly authorized agent) as executed by such officer pursuant to instructions provided by the Company.  We do not render any opinion on the delivery of any documents by any other party the delivery of which is a condition precedent to the effectiveness of the Operative Documents and the completion of delivery by the Company thereunder.

We express no opinion that the Note Purchase Agreement specifies a choice of law that is enforceable.

The opinions expressed herein shall be effective only as of the effective date of this letter.  We do not assume responsibility for updating this letter as to any date subsequent to the date of this letter, and assume no responsibility for advising you of any changes with respect to any matters described in this letter that may occur subsequent to the date of this letter or from the discovery subsequent to the date of this letter of information not previously known to us pertaining to events occurring prior to the date of this letter.

This opinion is furnished to you solely in connection with the transaction described above and may not be relied upon by anyone other than you and the Existing Holders as of the date of this letter and any Transferees, and may be relied upon only in connection with this transaction.  This opinion may not be used or relied upon by or copied, published or communicated to any other party for any purpose whatsoever without our prior written approval in each instance, except as may be required by any court or other governmental or regulatory authority (including the National Association of Insurance Commissioners) or in connection with any litigation or other proceeding to which this opinion letter may be relevant.

Very truly yours,

00108597.DOC v.9 D-

EXHIBIT E

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

[Each Purchaser]
c/o Prudential Capital Group

Two Prudential Plaza

Chicago, Illinois 60601

Re:           Twin Disc, Incorporated

Gentlemen:

This Compliance Certificate is delivered to you pursuant to the terms of an Amended and Restated Note Purchase and Private Shelf Agreement dated as of June 30, 2014 (the "Note Purchase Agreement") among Twin Disc, Incorporated (the “Company”), on the one hand, and Prudential Investment Management, Inc., the Existing Holders (as defined therein) and each Prudential Affiliate which is named as or may become a party thereto, on the other hand,.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Note Purchase Agreement.

The undersigned hereby represents and warrants on behalf of the Company (and not in his individual capacity) to each of you that:

1.           The undersigned is an officer of the Company and is duly authorized to execute and deliver this Compliance Certificate.

2.           The representations and warranties of the Company contained in the Note Purchase Agreement are true and accurate in all material respects on and as of the date of this Compliance Certificate.

3.           No Default or Event of Default under the Note Purchase Agreement has occurred and is continuing.2

4.           Enclosed with this certificate are the financial statements described in paragraph 5D(i) [or: 5D(ii)] of the Note Purchase Agreement for the quarter [or: year] ended ___________, 20__ (the "Financials").  To the best of our knowledge, the Financials were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries as of the date of, and for the period covered by, the Financials, subject to audit and normal year-end adjustments.3

5.           As determined pursuant to the Note Purchase Agreement and based on the consolidated Financials for the Company and all consolidated Subsidiaries:

A.	the Total Funded Debt to EBITDA Ratio

as of _________, 20___ is:	_________:1.0

the maximum Total Funded Debt to

EBITDA Ratio covenant is:                                                                                     3.00 : 1.0

B.           the Net Worth as of __________, 20__ is:  $_________

the Net Worth covenant is:	$120,018,000 plus 35% of the positive consolidated Net Income for each fiscal quarter from and after December 31, 2013 on a cumulative basis

[any adjustment for pension liabilities permitted by paragraph 5M(i)(b) is
$_________]

C.           the EBITDA as of

_______________,20___ is:                                                                $____________

the minimum EBITDA covenant is:                                                                                     $11,000,000

Dated: ______________, 201__.

TWIN DISC, INCORPORATED

By:
Its:	Vice President-Finance, Chief Financial Officer and Secretary

2 If a Default or an Event of Default exists, specify (a) the facts and circumstances of such Default or Event of Default, and (b) the actions that the Company has taken, is taking or proposes to take to remedy such Default or Event of Default.

3 For the certificate delivered with the annual financial statements, delete the phrase “subject to audit and normal year-end adjustments.”

00108597.DOC v.9 D-

SCHEDULE 8A

COMPANY’S SUBSIDIARIES AND THE COMPANY'S
PERCENTAGE OWNERSHIP OF EACH

	SUBSIDIARY	DOMESTIC SUBSIDIARY	COMPANY’S OWNERSHIP
1.	Twin Disc International, S.A. (a Belgian corporation)	No	100%
2.	Twin Disc S.r.l. (an Italian corporation) a. Vetus Italia S.r.l. (an Italian corporation)	No No	100% 100% Owned by Twin Disc S.r.l.
3.	Twin Disc (Pacific) Pty. Ltd. (an Australian corporation)	No	100%
4.	Twin Disc (Far East) Ltd. (a Delaware corporation operating in singapore)	Yes	100%
5.	Twin Disc (Far East) Pte. Ltd. (a Singapore corporation)	No	9,004,731 Shares Owned by Twin Disc (Far East) Ltd. 1 Share Owned by Parent
6.	Twin Disc Power Transmission Private Ltd. (an India corporation)	No	1,100,500 Shares Owned by Twin Disc (Far East) Pte. Ltd. 9,900 Shares Owned by Parent 100 Shares Owned by Twin Disc International, S.A.
7.	Mill Log Equipment Co., Inc. (an Oregon corporation)	Yes	100%
	a. Mill Log Wilson Equipment (a Canadian corporation)	No	100% Owned by Mill Log Equipment Co., Inc.
	b. Mill Log Marine (an Oregon corporation)	Yes	100% Owned by Mill Log Equipment Co., Inc.
8.	Twin Disc Southeast Inc. (a Florida corporation)	Yes	100%
9.	Twin Disc Nico Co., Ltd (a Japanese corporation)	No	66% Owned by Parent 34% Owned by Hitachi
10.	Twin Disc Japan (a Japanese corporation)	No	100%
11.	Rolla SP Propellers SA (a Switzerland corporation)	No	100%

00108597.DOC v.9

SCHEDULE 8F

LITIGATION

None.

00108597.DOC v.9

SCHEDULE 8L

DUMP SITES

Plant 3 Broach Pit.   The Company has identified oil and VOC contamination of soil and groundwater immediately beneath the building identified as Plant 3. This contamination is believed to be attributable to operation of the broach prior to December of 1995. The Company is engaged in ongoing site investigation and remediation under the auspices of the Wisconsin Department of Natural Resources (“WDNR”), principally involving free product recovery and monitoring.

Plant 3 Coolant Release.    The Company has identified VOC contamination of soil at Plant 3 relating to an historical coolant release. The Company is engaged in ongoing site monitoring on a quarterly basis, under the auspices of the WDNR. The Company has determined the extent and degree of vapor intrusion at the site and is actively remediating.

Plant 3 Soil Contamination.  The Company recently identified limited petroleum contamination of soils adjacent to Plant 3 believed to be related to an historical release. Contaminated soil was removed, except for a small amount of inaccessible soil along the foundation wall. The  Company is engaged in further site investigation under the auspices of the WDNR to determine what if any further investigation is warranted as to the extent and degree of any vapor intrusion at the site. This site meets the criteria for classification as a NR 700.09 “Simple Site” and Twin Disc, Inc. has received “No Further Action” Status under NR 708.09. The case is considered closed by the WDNR.

00108597.DOC v.9

SCHEDULE 8M

TANKS

The Company has several aboveground storage tanks (ASTs) at its Plant 1 location. The ASTs are located in the waste storage room and contain waste coolant/washing solution, waste oil, and a series of tanks utilized for the make-up of fresh coolant.

The Company has approximately 22 ASTs at its Plant 3 site, ranging in size from 450 gallons up to approximately 2,250 gallons. Included in these 22 tanks are nine 600-gallon storage tanks utilized for the storage of bulk liquids. These nine ASTs contain:

M1 -                                DTE 25 Lube Oil
M2 -                                Omnicron Cutting Oil
M3 -                                Metcut G Cutting Fluid
M4 -                                Delvac 10W Engine Oil
M5 -                                Velocite 6 Hydraulic Fluid
M6 -                                MobilMet Nu Cutting Oil
M1B -                                DTE 25 Lube Oil
M2B -                                Omnicron Cutting Oil
M3B -                                Metcut G Cutting Fluid

The remaining Plant 3 ASTs contain waste coolant/washing solution, waste oil, and a series of tanks utilized for the make-up of fresh coolant.

The Company also maintains a 2,425-gallon diesel fuel tank located at its research and development facility.

00108597.DOC v.9

SCHEDULE 8N

OTHER ENVIRONMENTAL CONDITIONS

None.

00108597.DOC v.9

SCHEDULE 8O

ENVIRONMENTAL JUDGMENTS, DECREES, AND ORDERS

None.

00108597.DOC v.9

SCHEDULE 10B

EXISTING LIENS
None.

00108597.DOC v.9